AeroCentury®

Worldwide ▪ Regional Aircraft ▪ Leasing

2009 Annual Report

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TO OUR STOCKHOLDERS

We are pleased to report that AeroCentury once again produced record revenues and continued profitability in 2009.  The Company recorded $27.0 million in annual operating lease revenue, the fifth year of record increases, and its $3.62 diluted earnings per share ($3.67 basic earnings per share) was 53% higher than the previous record earnings recorded in 2007.

During 2009, the Company added three General Electric CF34-8E regional jet engines to its portfolio.  At year-end, our portfolio consisted of forty-three aircraft and three aircraft engines, and covered seven different aircraft types.  Our customer base continued to consist exclusively of regional carriers - fifteen different regional airlines operating passenger flights in all parts of the world.

The global economic slowdown continued to impact the airline industry during 2009.  Ongoing reductions in worldwide airline passenger volumes have in turn caused nearly all carriers to reduce their seat capacity.  These difficult times notwithstanding, the Company believes that there are still attractive business opportunities in the regional aircraft market.  As air carriers continue to focus on fuel efficiency and right-sizing their fleets to meet the challenges that the current business environment presents, we believe that the regional aircraft types that comprise the Company's portfolio will continue to be a compelling choice over other alternatives for short-haul routes that make up a significant portion of the routes flown worldwide.

The Company remains steadfast and determined in its focus to identify solid opportunities in all parts of the world that will allow the Company to keep its current aircraft on lease as well as expand its portfolio of aircraft and lessees through new acquisitions.

We appreciate your interest and support.
/s/ Neal D. Crispin
Neal D. Crispin
President and Chairman of the Board

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 10-K
(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2009

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________

Commission File Number:  001-13387

AeroCentury Corp.
(Exact name of Registrant as Specified in Its Charter)

Delaware	94-3263974
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
1440 Chapin Avenue, Suite 310
Burlingame, California 94010
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:  (650) 340-1888

Securities registered pursuant to Section 12(b) of the Act

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, par value $.0001 per share	NYSE AMEX Exchange

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.
Yes  ☐ No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or section 15(d) of the Act.
Yes  ☐ No  ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☒ No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
Yes ☒ No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  ☐  Accelerated filer  ☐
Non-accelerated filer  ☐  Smaller reporting company  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes  ☐ No  ☒

On March 15, 2010, the aggregate market value of the voting and non-voting common equity held by non-affiliates (based upon the closing price as of March 12, 2010) was $22,606,100.

The number of shares of the Registrant’s Common Stock outstanding as of March 15, 2010 was 1,543,257.

DOCUMENTS INCORPORATED BY REFERENCE

Part III of this Annual Report on Form 10-K incorporates information by reference from the Registrant’s Proxy Statement for its 2010 Annual Meeting of Stockholders.  Except as expressly incorporated by reference, the Registrant’s Proxy Statement shall not be deemed to be a part of this Annual Report on Form 10-K.

PART I
FINANCIAL INFORMATION
Forward-Looking Statements
This Annual Report on Form 10-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“the Exchange Act”). All statements in this Report other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any statements of plans and objectives for future operations and any statements of assumptions underlying any of the foregoing. Statements that include the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," or "continue," or the negative thereof, or other comparable terminology are forward-looking statements. Forward-looking statements include: (i) Part I, Item 1, “Business,” the Company’s statements regarding its belief that the Company can purchase assets at an appropriate price and maintain an acceptable overall on-lease rate for them; that the Company is able to enter into transactions with a wider range of lessees than its competitors; that the agreements for the new credit facility will be completed by March 31, 2010; that its current cash position, cash generated through operations, and unused credit available will be sufficient to meet the Company’s needs through the next twelve months; that the Company’s cash flow should be sufficient to cover its expenses and Subordinated Notes payments and provide excess cash flow; that competition may increase if competitors who have previously neglected the market enter it; and that compliance with environmental regulations is not expected to have a material effect on the Company’s position; (ii) in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources,” the Company’s statements regarding its belief that it will remain in compliance with the covenants of its Credit Facility; that the agreements for the new credit facility will be completed by March 31, 2010; that the Company will  have adequate cash flow to fund operational needs and payments required under its credit facility and the Subordinated Notes and that this belief is based on reasonable assumptions;  (iii) in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations –– Outlook,” the Company’s statements regarding its belief that the Company will experience lower on-lease utilization rates; that the Company’s portfolio growth may be slower in the near future; and that the agreements for the new credit facility will be completed by March 31, 2010; (iv) in Part I, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors that May Affect Future Results,” the Company’s statements regarding its belief that that the agreements for the new credit facility will be completed by March 31, 2010; that the availability under the new credit facility will be sufficient to fund projected acquisitions through 2010; that the Company will have sufficient funds to make any payment that arises due to borrowing base limitations caused by assets scheduled to come off lease in the near term; that the Company has the industry experience and technical resources necessary to effectively manage new aircraft types and engines; that there are effective mitigating factors against undue compensation-incented risk-taking by JMC; and that the costs of complying with environmental regulations will not have a material adverse effect on the Company; and (v) in Part II, Item 8, “Financial Statements,” that the Company will receive insurance proceeds for a damaged DHC-8-100 aircraft in excess of the net book value of the aircraft; and that future taxable income will be sufficient to realize the tax benefits of all the deferred tax assets on the balance sheet.  These forward-looking statements involve risks and uncertainties, and it is important to note that the Company's actual results could differ materially from those projected or assumed in such forward-looking statements. Among the factors that could cause actual results to differ materially are the factors detailed under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors That May Affect Future Results," including the impact of the current economic downturn on the Company’s customer base of regional air carriers; the continued availability of financing for acquisitions; the compliance of the Company's lessees with obligations under their respective leases; risks related to use of debt financing for acquisitions; the Company’s success in finding appropriate assets to acquire with such financing; deviations from the assumption that future major maintenance expenses will be relatively evenly spaced over the entire portfolio; and future trends and results which cannot be predicted with certainty. The cautionary statements made in this Report should be read as being applicable to all related forward-looking statements wherever they appear herein. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or risk factor. You should consult the risk factors listed from time to time in the Company's filings with the Securities and Exchange Commission.

Item 1.  Business.

Business of the Company

AeroCentury Corp., a Delaware corporation incorporated in 1997 (the Company, as defined below) acquires used regional aircraft and aircraft engines for lease to foreign and domestic regional carriers.  Financial information for AeroCentury Corp. and its wholly-owned subsidiaries, AeroCentury Investments V LLC (“AeroCentury V LLC”), which was dissolved in August 2008, and AeroCentury Investments VI LLC (“AeroCentury VI LLC”), which was dissolved in September 2009, (collectively, the “Company”), is presented on a consolidated basis.  All intercompany balances and transactions have been eliminated in consolidation.

The business of the Company is managed by JetFleet Management Corp. ("JMC"), pursuant to a management agreement between the Company and JMC (the “Management Agreement”), which is an integrated aircraft management, marketing and financing business and a subsidiary of JetFleet Holding Corp. ("JHC").   Certain officers of the Company are also officers of JHC and JMC and hold significant ownership positions in both JHC and the Company.

The Company is engaged in the business of investing in used regional aircraft equipment leased to foreign and domestic regional air carriers and has been engaged in such business since its formation. The Company’s principal business objective is to increase stockholder value by acquiring aircraft assets and managing those assets in order to provide a return on investment through lease revenue and, eventually, sale proceeds.  The Company strives to achieve its business objective by reinvesting cash flow and using short-term and long-term debt and/or equity financing.

The Company’s success in achieving its objective depends in large part on its success in three areas: asset selection, lessee selection and obtaining financing for acquisition of aircraft and engines.

The Company acquires additional assets in one of three ways.   The Company may purchase an asset already subject to a lease and assume the rights and obligations of the seller, as lessor under the existing lease.  Additionally, the Company may purchase an asset from an air carrier and lease it back to the seller.  Finally, the Company may purchase an asset from a seller and then immediately enter into a new lease for the aircraft with a third party lessee.  In this last case, the Company typically does not purchase an asset unless a potential lessee has been identified and has committed to lease the asset.

The Company generally targets used regional aircraft and engines with purchase prices between $1 million and $10 million, and lease terms less than five years.  In determining assets for acquisition, the Company evaluates, among other things, the type of asset, its current price and projected future value, its versatility or specialized uses, the current and projected future availability of and demand for that asset, and the type and number of future potential lessees.  Because JMC has extensive experience in purchasing, leasing and selling used regional aircraft, the Company believes it can purchase these assets at an appropriate price and maintain an acceptable overall on-lease rate for the Company’s assets.

In order to improve the remarketability of an aircraft after expiration of the lease, the Company focuses on having lease provisions for its aircraft that contain maintenance payments and return conditions such that when the lessee returns the aircraft, the Company receives the aircraft in a condition which allows it to expediently re-lease or sell the aircraft, or receives sufficient payments from the lessee over the lease term to cover any maintenance or overhaul of the aircraft required to bring the aircraft to such a state.

When considering whether to accept transactions with a lessee, the Company examines the creditworthiness of the lessee, its short and long-term growth prospects, its financial status and backing, the experience of its management, and the impact of pending governmental regulation or de-regulation of the lessee’s market, all of which are weighed in determining the lease rate that is offered to the lessee. In addition, where applicable, it is the Company’s policy to monitor the lessee’s business and financial performance closely throughout the term of the lease, and if requested, provide assistance drawn from the experience of the Company’s management in many areas of the air carrier industry.  Because of its “hands-on” approach to portfolio management, the Company believes it is able and willing to enter into transactions with a wider range of lessees than would be possible for traditional, large lending institutions and leasing companies.

The Company has funded its asset acquisitions primarily through debt financing supplemented by free cash flow.  The primary source of debt has been a revolving credit facility, expiring on March 31, 2010, provided by a syndicate of banks, with PNC Financial Services, as successor to National City Bank as agent (the “Credit Facility”). There is currently approximately $27,000,000 of unused capacity available for use under the Credit Facility.

In March 2010, the Company received commitments totaling $62.5 million from a new agent bank, as well as other participants, for a new two-year credit facility, which has a maximum of $110 million.  The commitment of one bank, for $7.5 million, is conditioned upon the Company and the other participants reaching agreement regarding some proposed changes to the provisions proposed by the agent bank. The Company is negotiating the revised provisions.   The Company anticipates that it will complete the agreements for the new credit facility no later than March 31, 2010, when the current Credit Facility expires.

An additional $14 million in debt financing was raised through the issuance of 16% senior unsecured subordinated notes ("Subordinated Notes") in 2007 and 2008, due December 30, 2011, the proceeds of which were used to pay down amounts previously borrowed under the Credit Facility. The Company has previously financed acquisition of assets with lenders through asset-based term loans using special purpose subsidiaries.

The Company believes that its current cash position, cash generated through operations, and unused credit available under the new credit facility will be sufficient to meet the Company’s needs through the next twelve months.

Working Capital Needs

The Company’s portfolio of assets has historically generated revenues which have exceeded the Company’s cash expenses, which consist mainly of management fees, maintenance expense, financing interest payments, professional fees, insurance and, beginning in April 2009, principal payments of the Subordinated Notes pursuant to an amortization schedule.

The Company's management fees payable to JMC are based upon the size of the asset pool. Maintenance costs for off-lease aircraft and costs funded by non-refundable reserves are recognized as an expense as incurred.  Because the Company has steadily increased its borrowing under the Credit Facility, and issued the Subordinated Notes in 2007 and 2008 to raise additional capital, interest expense became an increasingly larger portion of the Company’s expenses through 2008, although the combined effects of lower variable interest rates on the Credit Facility and reductions in the outstanding balances of both the Credit Facility and the Subordinated Notes in 2009 resulted in lower interest expense in 2009 than in 2008.  Professional fees are paid to third parties for expenses not covered by JMC under the Management Agreement.  Insurance expense includes amounts paid for directors and officers insurance, as well as product liability insurance and aircraft hull insurance for periods when an aircraft is off lease.  So long as the Company succeeds in keeping the majority of its assets on lease and interest rates do not rise significantly and rapidly, the Company’s cash flow should continue to be sufficient to cover these expenses and Subordinated Notes payments and provide excess cash flow.

Competition

The Company competes with other leasing companies, banks, financial institutions, and aircraft leasing partnerships for customers who generally are regional commercial aircraft operators seeking to lease aircraft under an operating lease.  Management believes that competition may increase if competitors who have traditionally neglected the regional air carrier market begin to focus on that market.  Because competition is largely based on price and lease terms, the entry of new competitors into the market, particularly those with greater access to capital markets than the Company, could lead to fewer acquisition opportunities for the Company and/or lease terms less favorable to the Company on new acquisitions, as well as renewals of existing leases or new leases of existing aircraft, all of which could lead to lower revenues for the Company.

The Company, however, believes that it has a competitive advantage due to its experience and operational efficiency in financing the transaction sizes that are desired by many in the regional air carrier market.   Management believes that the Company also has a competitive advantage because JMC has developed a reputation as a global participant in the regional aircraft leasing market.

Dependence on Significant Customers

For the year ended December 31, 2009 the Company had five significant customers, which accounted for 15%, 13%, 10%, 10% and 10%, respectively, of operating lease revenue, aggregating 58% of operating lease revenue. Concentration of credit risk with respect to lease receivables will diminish in the future only if the Company is able to lease additional assets or re-lease to new customers assets currently on lease to significant customers.

Environmental Matters

Neither compliance with federal, state and local provisions regulating discharge of greenhouse gas emissions (including carbon dioxide (CO2)) in the environment and/or aircraft noise regulations, nor remedial agreements or other actions relating to the environment, has had, or is expected to have, a material effect on the Company’s capital expenditures, financial condition, and results of operations or competitive position.

Employees

Under the Company’s management contract with JMC, JMC is responsible for all administration and management of the Company.  Consequently, the Company does not have any employees.

Available Information

The headquarters of AeroCentury Corp. is located at 1440 Chapin Avenue, Suite 310, Burlingame, California 94010. The main telephone number is (650) 340-1888.

The Company is subject to the reporting requirements of the Securities Exchange (the “Exchange Act”). Therefore, the Company files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information may be obtained by visiting the Public Reference Room of the SEC at 100 F Street N.E., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

Item 2.  Properties.

As of December 31, 2009, the Company did not own or lease any real property, plant or materially important physical properties.  The Company maintains its principal office at 1440 Chapin Avenue, Suite 310, Burlingame, California 94010.  However, since the Company has no employees and the Company’s portfolio of leased aircraft assets is managed and administered under the terms of the Management Agreement with JMC, all office facilities are provided by JMC.

At December 31, 2009, the Company owned eight deHavilland DHC-8-300s, three deHavilland DHC-8-100s, three deHavilland DHC-6s, fourteen Fokker 50s, two Saab 340As, six Saab 340Bs, seven Fokker 100s, and three General Electric CF34-8E aircraft engines which are on lease or held for lease.

Item 3.  Legal Proceedings.

The Company is not involved in any material legal proceedings.

PART II

Item 5.  Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

The shares of the Company’s Common Stock are traded on the NYSE AMEX exchange (“AMEX”) under the symbol “ACY.”

Market Information

The Company’s Common Stock has been traded on the AMEX since January 16, 1998.  The following table sets forth the high and low sales prices reported on the AMEX for the Company’s Common Stock for the periods indicated:

Period	High	Low
Fiscal year ending December 31, 2010:
First quarter through March 12, 2010	$21.50	$13.33
Fiscal year ended December 31, 2009:
Fourth Quarter	24.95	15.22
Third Quarter	19.95	8.68
Second Quarter	9.60	5.00
First Quarter	11.00	3.15
Fiscal year ended December 31, 2008:
Fourth Quarter	14.55	7.60
Third Quarter	17.20	8.85
Second Quarter	18.40	7.76
First Quarter	26.67	13.30

On March 12, 2010, the closing stock sale price on the NYSE AMEX exchange was $18.80 per share.

Number of Security Holders

According to the Company’s transfer agent, the Company had approximately 1,800 stockholders of record as of March 1, 2010.  Because many of the Company’s shares of common stock are held by brokers and other institutions on behalf of beneficial stockholders, the Company is unable to estimate the total number of beneficial stockholders represented by those record holders.

Dividends

No dividends have been declared or paid to date.  The Company has no plans at this time to declare or pay dividends, and intends to re-invest any earnings into the acquisition of additional revenue generating aircraft equipment.

The terms of the Credit Facility and Subordinated Notes prohibit the Company from declaring or paying dividends on its Common Stock, except for cash dividends in an aggregate annual amount not to exceed 50% of the Company's net income in the immediately preceding fiscal year so long as immediately prior to and immediately following such dividend the Company is not in default under the Credit Facility and Subordinated Notes Agreement.

Stockholder Rights Plan

In December 2009, the Company’s Board of Directors adopted a stockholder rights plan granting a dividend of one stock purchase right for each share of the Company’s common stock outstanding as of December 18, 2009 and the Company entered into a rights agreement dated December 1, 2009 in connection therewith. The rights become exercisable only upon the occurrence of certain events specified in the rights agreement, including the acquisition of 15% of the Company’s outstanding common stock by a person or group in certain circumstances.  Each right will allow the holder, other than an “acquiring person,” to purchase one one-hundredth of a share (a unit) of Series A Preferred Stock at an initial purchase price of $97.00 under circumstances described in the rights agreement. The purchase price, the number of units of preferred stock and the type of securities issuable upon exercise of the rights are subject to adjustment. The rights will expire at the close of business December 1, 2019 unless earlier redeemed or exchanged. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including the right to vote or to receive dividends.

Item 6.  Selected Financial Data.

This report does not include information described under Item 301 of Regulation S-K pursuant to the rules of the Securities and Exchange Commission that permit “smaller reporting companies” to omit such information.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

The Company owns regional aircraft and engines, which are leased to customers under triple net operating leases. The acquisition of such equipment is generally made using debt financing. The Company’s profitability and cash flow are dependent in large part upon its ability to acquire equipment, obtain and maintain favorable lease rates on such equipment, and re-lease or sell owned equipment that comes off lease.  The Company is subject to the credit risk of its lessees, both as to collection of rental payments under its operating leases and as to performance by lessees of their obligations to maintain the equipment.  Since lease rates for assets in the Company’s portfolio generally decline as the assets age, the Company’s ability to maintain revenue and earnings is primarily dependent upon the Company’s ability to acquire and lease additional aircraft.

The Company’s principal cash expenditures are for management fees, maintenance expense, financing interest payments, professional fees, insurance and principal payments of the Subordinated Notes pursuant to an amortization schedule. Maintenance expenditures are incurred when aircraft or equipment are off lease, are being prepared for re-lease, or require maintenance in excess of lease return conditions, as well as when maintenance work is performed in connection with the release of maintenance reserves previously received by the Company from lessees. See “c. Maintenance Reserves and Accrued Costs,” below, regarding the Company’s accounting treatment of maintenance expenses.

The most significant non-cash expenses include aircraft and engine depreciation and impairment provisions, which are affected by significant estimates, and, beginning in the second quarter of 2007, amortization of costs associated with the Company’s Subordinated Notes, which is included in interest expense.

Critical Accounting Policies, Judgments and Estimates

The Company’s discussion and analysis of its financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities at the date of the financial statements.  In the event that actual results differ from these estimates or the Company adjusts these estimates in future periods, the Company’s operating results and financial position could be materially affected.

The Company’s significant accounting policies are described in Notes 1 and 3 to the consolidated financial statements.  The Company believes that the most critical accounting policies include the following: Aircraft Capitalization and Depreciation; Impairment of Long-lived Assets; Maintenance Reserves and Accrued Costs; Accounting for Income Taxes; and Revenue Recognition, Accounts Receivable and Allowance for Doubtful Accounts.

    (a)    Aircraft Capitalization and Depreciation

The Company’s interests in aircraft and aircraft engines are recorded at cost, which includes acquisition costs.  Since inception, the Company has purchased only used aircraft and aircraft engines.  It is the Company’s policy to hold aircraft for approximately twelve years unless market conditions dictate otherwise.  Therefore, depreciation on aircraft is initially computed using the straight-line method over the twelve-year period to an estimated residual value based on appraisal.  The Company estimates the period over which it will hold aircraft engines based upon estimated usage, repair costs and other factors, and depreciates them to their appraised residual value over such period using the straight-line method.

The Company periodically reviews plans for lease or sale of its aircraft and aircraft engines and changes, as appropriate, the remaining expected holding period for such assets.  Estimated residual values are reviewed and adjusted periodically, based upon updated appraised residual estimates.  Decreases in the market value of aircraft could affect not only the current value, discussed above, but also the estimated residual value.

    (b)    Impairment of Long-lived Assets

The Company periodically reviews its portfolio of assets for impairment.  Such review includes estimating current market values, re-lease rents and residual values.  The estimates are based on currently available market data and third-party appraisals and are subject to fluctuation from time to time.  The Company initiates its review annually or whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.  Recoverability of an asset is measured by comparison of its carrying amount to the expected future undiscounted cash flows (without interest charges) that the asset is expected to generate.  Any impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value.  Significant management judgment is required in the forecasting of future operating results which are used in the preparation of projected undiscounted cash flows and if different conditions prevail, material write downs may occur.  No impairment provision was recorded in 2009; however, in 2008, the Company recorded an impairment provision of $745,000 for one of its off-lease aircraft based on the difference between the net book value and the fair value of the aircraft.

    (c)    Maintenance Reserves and Accrued Costs

Maintenance costs under the Company’s triple net operating leases are typically the responsibility of the lessees, and the majority of the Company’s leases require the payment of monthly maintenance reserves.  Maintenance reserves and accrued costs in the accompanying consolidated balance sheets include: (i) refundable maintenance payments billed to lessees, which are paid out as related maintenance is performed or at the end of the lease, (ii) for lessees who pay non-refundable maintenance reserves, estimated maintenance costs accrued at the time a reimbursement claim or sufficient information is received regarding maintenance work performed, and (iii) maintenance for work performed for off-lease aircraft, which is not related to the release of reserves received from lessees.

Non-refundable maintenance reserves are reflected as income based on reported usage, if collectibility is reasonably assured.  The Company uses the direct expense method, under which maintenance costs are expensed as incurred.

Maintenance reserves are set by mutual agreement of the Company and its lessee at inception of the lease and are based on the Company's estimate of the total maintenance cost at some future point resulting from the lessee’s usage. Reserve rates are typically subject to an annual adjustment provision that accounts for inflation of maintenance costs.   If a lessee is required to repair a component during the lease or perform a repair at lease end in order to comply with aircraft return conditions, it will be entitled to collect the reserves related to that repair from the Company, and any excess costs would then be the responsibility of the lessee.  Therefore, if maintenance rates do not accurately reflect the true cost of a repair, the Company will not incur any financial impact.  If, however, the Company repossesses an aircraft upon a lessee default, the Company would incur expense for the entire cost of the maintenance.  If maintenance rates under the defaulted lease inaccurately reflect the costs of the lessee's usage, such costs would be in excess of collected reserves.  It is also possible that, in the case of a repossessed aircraft, in order to remarket the aircraft, certain inspections and repairs would need to be performed earlier than otherwise required by the manufacturer or regulatory specifications and anticipated by the Company.  In such a case, the collected reserves from the defaulted lessee, which were established assuming a normal interval between repairs, would likely be insufficient to cover the total cost incurred by the Company.   Such was the case with one aircraft in 2008 and one aircraft in 2009.

    (d)    Accounting for Income Taxes

As part of the process of preparing the Company’s consolidated financial statements, management is required to estimate income taxes in each of the jurisdictions in which the Company operates.  This process involves estimating the Company’s current tax exposure under the most recent tax laws and assessing temporary differences resulting from differing treatment of items for tax and accounting principles generally accepted in the United States of America (“GAAP”) purposes.  These differences result in deferred tax assets and liabilities, which are included in the consolidated balance sheet.  Management must also assess the likelihood that the Company’s deferred tax assets will be recovered from future taxable income, and, to the extent management believes it is more likely than not that some portion or all of the deferred tax assets will not be realized, the Company must establish a valuation allowance.  To the extent the Company establishes a valuation allowance or changes the allowance in a period, the Company reflects the corresponding increase or decrease in the tax provision in the consolidated statements of operations.  As discussed in Notes 1 and 8 to the consolidated financial statements, the Company measures and discloses the amount of its unrecognized tax positions.

Significant management judgment is required in determining the Company’s future taxable income for purposes of assessing the Company’s ability to realize any benefit from its deferred taxes.  In the event that actual results differ from these estimates or the Company adjusts these estimates in future periods, the Company’s operating results and financial position could be materially affected.

    (e)    Revenue Recognition, Accounts Receivable and Allowance for Doubtful Accounts

Revenue from leasing of aircraft assets is recognized as operating lease revenue on a straight-line basis over the terms of the applicable lease agreements.  Deferred rent is recorded when the cash rent received is lower than the straight-line revenue recognized. Such receivables decrease over the term of the applicable leases.  Non-refundable maintenance reserves billed to lessees are accrued as maintenance reserves income based on aircraft usage.  In instances for which collectibility is not reasonably assured, the Company recognizes revenue as cash payments are received. The Company estimates and charges to income a provision for bad debts based on its experience in the business and with each specific customer, the level of past due accounts, and its analysis of the lessee’s overall financial condition.  If the financial condition of the Company’s customers deteriorates, it could result in actual losses exceeding the estimated allowances.

In 2009, the Company recorded bad debt expense of $208,000 and reduced maintenance reserves revenue by $251,000, to reserve against amounts due from two lessees with which the Company had previously agreed to defer a portion of rent and reserves payments due during 2009.  The Company also recorded bad debt expense of $1,300 in 2009 in connection with the return of an aircraft.  In 2008, the Company recorded bad debt expense of $1,300 in connection with the return of an aircraft.

Results of Operations

As discussed below, the Company’s net income increased by $2,364,500 from 2008 to 2009, due primarily to increased operating lease revenues, decreased interest expense and a reduction in provision for impairment of aircraft, the aggregate effect of which was partially offset by decreased maintenance reserves income and increased maintenance expense and depreciation, an increase in bad debt expense, and a larger income tax provision.

    (a)   Revenues

Operating lease revenue increased by $2,638,900 from 2008 to 2009, as a result of the purchase of additional leased assets during 2008 and 2009, as well as increased lease rates on some aircraft re-leased during the period, the effects of which were partially offset by the lack of revenue from some assets that were off lease for all or part of 2009.  Revenue from maintenance reserves decreased by $1,101,300, primarily because of (i) a decrease of $850,300 as a result of lower average usage by lessees, (ii) two aircraft that were off lease for a longer period in 2009 than in 2008, and (iii) a reduction in maintenance reserves revenue of $251,000 related to a revenue reserve due to collectibility of the related receivable.

The $231,000 increase in other income from 2008 to 2009 was a result of the receipt of interest on settlement of a federal tax audit, compensation from an unconsummated lease transaction and a gain on expected insurance proceeds related to a damaged spare engine in 2009, as compared to income only from an unconsummated lease transaction in 2008.

    (b)   Expenses

Interest expense decreased by $1,951,600 from 2008 to 2009, primarily as a result of lower average interest rates and balances related to the Credit Facility. In addition, in December 2007, the Company entered into an interest rate swap (the “Swap”) that expired on December 31, 2009, of 30-day LIBOR for a fixed rate payment on a nominal principal amount of $20 million.  The Company recognized a gain of $645,800 on the fair value of the Swap in 2009 (which decreased interest expense) versus a loss of $495,800 in 2008. These effects were partially offset by an increase in net settlement interest related to the Swap and an increase in Subordinated Notes interest and fee amortization as a result of the issuance of additional Subordinated Notes in July 2008.

The Company recognized $376,900 more in maintenance expense in 2009 than in 2008.  The increase was due to the net effect of an increase in expense for off-lease aircraft and a decrease in maintenance performed by lessees using non-refundable reserves. During 2009 and 2008, $3,375,100 and $2,680,500, respectively, of the Company’s maintenance expense was funded by non-refundable maintenance reserves that had been recorded as income when accrued.

Depreciation increased by $422,200 in 2009 as compared to 2008, primarily because of purchases of aircraft and aircraft engines during July 2008 and August 2009, as well as changes in residual values for several of the Company’s aircraft, which resulted in an overall decline in residual value.  The Company also recognized a provision for asset impairment of $745,000 in 2008.  No such impairment was recognized in 2009.

Management fees, which are calculated on the net book value of the aircraft, increased by only $3,800 from 2008 to 2009 because the increase in additional fees related to acquisitions during 2008 and 2009 was mostly offset by the effect of depreciation.  Professional fees and general and administrative expenses decreased by $141,800 in 2009, compared to 2008, primarily because of a decrease in audit-related accounting fees.  Income tax expense increased $1,158,600 from 2008 to 2009 as a result of higher pre-tax income.

The Company’s effective tax rates for the years ended December 31, 2009 and 2008 were approximately 35% and 36%, respectively.  The change in rate was primarily the result of the recognition in 2008 of the effect of a difference for GAAP and tax purposes in the valuation of warrants issued in connection with the Company’s issuance of the Subordinated Notes (which increased the effective tax rate for 2008).

Liquidity and Capital Resources

The Company is currently financing its assets primarily through debt borrowings and excess cash flows.

    (a)    Credit Facility

The Company’s Credit Facility, which is collateralized by all of the assets of AeroCentury Corp., expires on March 31, 2010.  The aggregate amount of borrowings permitted under the Credit Facility is $80 million.  During 2009, the Company borrowed $8,000,000 and repaid $12,596,000 of the outstanding principal.  As of December 31, 2009, the Company was in compliance with all covenants under the Credit Facility agreement, $53,500,000 in principal amount was outstanding, interest of $40,000 was accrued, and there was $26,500,000 in borrowing capacity remaining. As of December 31, 2008, the Company was in compliance with all covenants under the Credit Facility agreement, $58,096,000 in principal amount was outstanding, interest of $39,500 was accrued, and there was $21,904,000 in borrowing capacity remaining.  Under the terms of the Credit Facility, the Company pays a commitment fee based upon the applicable commitment fee rate on the unused portion of the Credit Facility.  Commitment fees are expensed as incurred and paid quarterly in arrears.  The weighted average interest rate at December 31, 2009 and 2008 was 3.06% and 3.42%, respectively.

The Company is currently in compliance with all covenants of the Credit Facility.  Based on its current projections, the Company believes it will continue to be in compliance with all covenants of its Credit Facility, but there can be no assurance of such compliance in the future.

Although the current Credit Facility expires on March 31, 2010, in March 2010, the Company received commitments totaling $62.5 million from a new agent bank, as well as other participants, for a new two-year credit facility, which has a maximum of $110 million. The commitment of one bank, for $7.5 million, is conditioned upon the Company and the other participants reaching agreement regarding some proposed changes to the provisions proposed by the agent bank. The Company is negotiating the revised provisions.  The Company anticipates that it will complete the agreements for the new credit facility no later than March 31, 2010, when the current Credit Facility expires.

The Company's interest expense in connection with the Credit Facility generally increases and decreases with prevailing interest rates, although the Company did enter into the Swap in December 2007 that expired in December 2009, as discussed in Note 6 to the Company’s financial statements and paragraph (b) below. Because aircraft owners seeking financing generally can obtain financing through either leasing transactions or traditional secured debt financings, prevailing interest rates are a significant factor in determining market lease rates, and market lease rates generally move up or down with prevailing interest rates, assuming supply and demand of the desired equipment remain constant.  However, because lease rates for the Company’s assets typically are fixed under existing leases, the Company normally does not experience any positive or negative impact in revenue from changes in market lease rates due to interest rate changes until existing leases have terminated and new lease rates are set as aircraft are re-leased.

    (b)Derivative instrument

In December 2007, the Company entered into a two-year interest rate swap (the “Swap”) with a notional amount of $20 million, under which it committed to make or receive a net settlement for the difference in interest receivable computed monthly on the basis of 30-day LIBOR and interest payable monthly on the basis of a fixed rate of 4.04% per annum.   The Company entered into the Swap with the objective of economically converting a portion of its floating rate debt into a fixed rate for the term of the Swap, thereby reducing the volatility of cash flow associated with its debt obligations.

The Swap expired at December 31, 2009, and therefore is not included in the balance sheet on that date.  At December 31, 2008, the Company recorded the negative $645,800 fair value of the Swap as a liability on its consolidated balance sheet as a component of notes payable and accrued interest.  The Company recorded a gain on the Swap of $645,800 in 2009 (which decreased reported interest expense) and a loss on the Swap of $495,800 in 2008 (which increased reported interest expense).  The Company also recognized additional interest expense on the net settlement  (the net amount paid to the counterparty for the fixed versus the floating rate components) of the Swap of $748,600 and $232,900 in 2009 and 2008, respectively.

For GAAP purposes, fair value measurements can be made using several valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). GAAP utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:  Inputs, other than quoted prices, that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

The Swap agreement effectively converted $20 million of the Company’s short-term variable rate debt to a fixed rate.  Under this agreement, the Company paid a fixed rate and received a variable rate of LIBOR.  The fair value of this interest rate derivative was based on quoted prices for similar instruments from a commercial bank and, therefore, the interest rate derivative is considered a Level 2 input.

    (c)Senior unsecured subordinated debt

In April 2007, the Company entered into a securities purchase agreement (the “Subordinated Notes Agreement”), whereby the Company would issue 16% senior unsecured subordinated notes ("Subordinated Notes"), with an aggregate principal amount of $28 million to certain note purchasers.   The Subordinated Notes were to be issued at 99% of the face amount and are due December 30, 2011.  Principal payments which fully amortize the balance of the Subordinated Notes were due beginning April 30, 2009 through December 30, 2011 in amounts necessary to cause (i) the balance of the Subordinated Notes and (ii) the ratio of total outstanding debt under the Credit Facility and Subordinated Notes compared to the discounted portfolio value to not exceed amounts specified in the Subordinated Notes Agreement.

The holders of Subordinated Notes also were issued warrants to purchase up to 171,473 shares of the Company's common stock at an exercise price of $8.75 per share.  The warrants are exercisable for a four-year period after the earliest of (i) a change of control, or (ii) the final maturity of the related Subordinated Notes, which is December 30, 2011.  Pursuant to an investors rights agreement, the warrants are subject to registration rights that require the Company to use commercially reasonable efforts to register the shares issued upon exercise of the warrants on a registration statement filed with the SEC.

In July 2008, the Company and the holders of Subordinated Notes agreed to amend the Subordinated Notes Agreement to reduce the maximum amount of Subordinated Notes to be issued from $28 million to $14 million and to reduce the number of shares of the Company’s common stock issuable upon exercise of the warrants issued from 171,473 to 81,224.  The estimated fair value of the warrants cancelled was $597,500 and was recorded as a reduction to paid-in capital and debt discount.  The amendment also provided for the refund to the Company of certain fees paid at the initial closing of the Subordinated Notes Agreement, as well as a portion of the unused commitment fees paid through June 30, 2008, and revised certain prepayment provisions of the Subordinated Notes Agreement.  The amendment was accounted for as a debt modification.  The net proceeds from the $4,000,000 of Subordinated Notes that were issued pursuant to the amendment were used to repay a portion of the Company’s Credit Facility debt.

As of December 31, 2009, the carrying amount of the Subordinated Notes was approximately $8,976,200 (outstanding principal amount of $9,462,000 less unamortized debt discount of approximately $485,800) and accrued interest payable was $0.  As of December 31, 2008, the carrying amount of the Subordinated Notes was approximately $12,833,500 (outstanding principal amount of $14,000,000 less unamortized debt discount of approximately $1,166,500) and accrued interest payable was $0.  The Company was in compliance with all covenants under the Subordinated Notes Agreement as of December 31, 2009 and 2008.

    (d)Special purpose financing

At December 31, 2008, AeroCentury VI LLC owned a Dash-8-100 aircraft, which was financed using a non-recourse note from a bank separate from the Company’s Credit Facility.  The principal amount owed under the note at December 31, 2008 was $748,000 and interest of $700 was accrued. As of December 31, 2008, the Company was in compliance with all covenants of this note obligation.  In March 2009, the Company repaid the outstanding principal of $646,800 owed by the subsidiary under its special purpose financing and paid a prepayment penalty of $1,300.  At the same time, the Company transferred ownership of the aircraft that served as collateral for the financing from AeroCentury VI LLC to AeroCentury Corp., whereupon the aircraft became eligible as collateral under the Credit Facility.  AeroCentury VI LLC was dissolved in September 2009.

    (e)Cash flow

The Company's primary sources of cash are aircraft lease rentals and maintenance reserves billed monthly to lessees based on aircraft usage.  Maintenance reserves collected by the Company are not required by the leases to be segregated and are included in cash and cash equivalents on the Company’s consolidated balance sheet.

The Company is currently not receiving lease revenue for its off-lease assets, comprised of four Fokker 50 and two Saab 340A aircraft and one General Electric CF34-8E5 engine. The Company has incurred significant maintenance expense in order to prepare the Saab 340A aircraft for re-lease.  Six of the Company’s leases expire during the first half of 2010. In addition, in January 2010, the Company received notice from a lessee that one of the Company’s Dash-8-100 aircraft had sustained significant damage.   The insurer deemed the aircraft a total loss, and the Company is awaiting insurance proceeds, which will be used to acquire a replacement aircraft.  The Company expects that the insurance proceeds will be in excess of the net book value of the aircraft.

The Company’s primary uses of cash are for servicing principal and interest payments due under the Company’s debt obligations, maintenance expense, management fees, professional fees, and insurance. Debt repayment obligations increased in April 2009, when the Subordinated Notes debt repayment schedule began to require principal amortization in addition to interest.  The amount of interest paid by the Company is dependent on the outstanding balances of its Credit Facility and Subordinated Notes debt. Although the Subordinated Notes bear a fixed interest rate, the amount of interest owed under the Credit Facility is dependent on changes in prevailing interest rates, since the Credit Facility debt carries a floating interest rate.  The amount and timing of the Company’s maintenance payments are dependent on the aggregate amount of the maintenance claims submitted by lessees for reimbursement from reserves and expenses incurred in connection with preparation of off-lease aircraft for re-lease to new customers.

Management believes that the Company will have adequate cash flow to meet its ongoing operational needs, including required repayments under its Credit Facility, new credit facility and Subordinated Notes, based upon its estimates of future revenues and expenditures, which include assumptions regarding (i) replacement of the Credit Facility when it expires in March 2010; (ii) rents on assets to be re-leased, (iii) timely use of proceeds of unused debt capacity toward additional acquisitions of income producing assets, (iv) required debt payments, (v) interest rate increases and decreases, and (vi) the cost and anticipated timing of maintenance to be performed.

Although the Company believes that the assumptions it has made in forecasting its cash flow are reasonable in light of experience, actual results could deviate from such assumptions.  Among the more significant factors outside the Company’s control that could have an impact on the accuracy of cash flow assumptions are (i) an increase in interest rates that negatively affects the Company’s profitability and causes the Company to violate covenants of its Credit Facility, new credit facility or its Subordinated Notes Agreement, which may in turn require repayment of some or all of the amounts outstanding under the Credit Facility, new credit facility or the Subordinated Notes, (ii) lessee non-performance or non-compliance with lease obligations which may affect Credit Facility collateral limitations and Subordinated Notes covenants, as well as revenue and expenses, (iii) inability to locate and acquire a sufficient volume of additional aircraft assets at prices that will produce acceptable net returns, (iv) lessee performance of maintenance earlier than anticipated, (v) inability to locate new lessees for returned equipment within a reasonable remarketing period, or at a rent level consistent with projected rental rates for the asset; (vi) failure to renew the Credit Facility on terms favorable to the Company or at all, and (vii) if the Credit Facility is renewed, a reduction in participation by lender participants that reduces the Company’s ability to borrow.

       (i)Operating activities

The Company’s cash flow from operations increased from 2008 to 2009 by $3,554,600.  As discussed below, the change in cash flow was primarily a result of an increase in payments received for rent, security deposits and tax refunds and a decrease in expenditures for interest, the effects of which were partially offset by an increase in expenditures for maintenance and a decrease in payments received for maintenance reserves.

Lease rents, maintenance reserves and security deposits

Payments received from lessees for rent increased from 2008 to 2009 by $1,514,100 in 2009, primarily due to rent payments for aircraft and aircraft engines acquired during 2008 and 2009, and re-leases during 2008 at increased rental rates for several of the Company’s aircraft. The aggregate effect of these increases was partially offset by a decrease in revenue related to two aircraft that were off lease for all or part of 2009, as well as the effect of rent that was deferred for several aircraft.

Payments received for refundable and non-refundable maintenance reserves are based on usage of the Company’s aircraft.  Such payments were $1,460,700 lower in 2009 than in 2008, primarily as a result of lower average usage of aircraft by some of the Company’s lessees.

The Company received security deposits in the amount of $308,900 during 2009.  During 2008, the Company returned a $308,000 security deposit to a lessee upon return of an aircraft at lease end and received security deposits totaling $240,000 in connection with the re-lease of one of the Company’s aircraft.

Payments for interest

Payments for interest decreased by $1,374,800 in 2009, compared to 2008.  The Company paid $2,026,900 less interest related to the Company’s Credit Facility and special purpose financing debt in the 2009 period compared to the same period in 2008 as a result of lower average outstanding balances and lower average index rates upon which the Credit Facility and special purpose financing interest rates were based. However, the Company paid $26,000 more in commitment fees related to the unused portion of its Credit Facility in the 2009 period.

The Company paid $45,500 less in commitment fees related to its Subordinated Notes debt in the 2009 period because no such fees were payable after the Company’s issuance of the remaining available Subordinated Notes in July 2008. The aggregate effect of these decreases was partially offset by an increase of $125,800 in interest payments related to the Company’s Subordinated Notes in 2009, compared to 2008, as a result of a higher average principal balance.

During 2009, the Company also paid $545,800 more of net settlement interest related to the Swap than during the 2008 period.

Payments for maintenance

Payments for maintenance increased by $395,600 in 2009, compared to the 2008 period, as a result of payments related to off-lease aircraft, which were $2,037,800 greater in 2009, offset partially by $1,642,200 of lower payments for lessee maintenance claims in 2009. The amount of payments for maintenance in future periods will be dependent on the amount and timing of maintenance paid as reimbursement to lessees from maintenance reserves, which are dependent upon utilization and required maintenance intervals, and maintenance paid for off-lease aircraft.

Income taxes

Federal and state income tax receipts net of payments were $1,412,400 higher in 2009 than in 2008.  In 2009, the Company made payments of $5,900 for federal and state taxes and received a tax refund of $1,625,100 as a result of amending its 2004 tax return.   In 2008, the Company made payments of $3,700 for federal and state taxes and received a tax refund of $210,500 as a result of amending its 2003 and 2005 federal tax returns.

          (ii)Investing activities

During 2009 and 2008, the Company used cash of $9,901,700 and $13,929,700, respectively, for aircraft and aircraft engine purchases and capital equipment installed on aircraft.

          (iii)Financing activities

The Company borrowed $8,000,000 and $12,500,000 during 2009 and 2008, respectively.  The Company repaid $17,882,000 and $18,816,500 of its outstanding debt in 2009 and 2008, respectively.  Such payments were funded by excess cash flow.  In 2008, the Company also issued $4,000,000 of principal amount of Subordinated Notes, the net proceeds of which were used to repay a portion of the Company’s Credit Facility debt.

Outlook

    (a)  General

The current global downturn has resulted in a significant reduction in airline passenger volume and in reaction to that, a reduction in the number of aircraft needed for operation by large and small carriers in nearly all geographic areas.  This capacity reduction has created a challenging environment for the Company in three respects:

•The reduction in the demand for aircraft has increased the possibility that the Company’s current lessees will choose to return leased aircraft at lease expiration rather than renew the existing leases, notwithstanding that returning aircraft under the lease terms may be very expensive. In 2010, leases for 17 of the Company’s aircraft expire, so extending current leases and remarketing aircraft that are returned will be a significant focus.  It is likely that the Company will experience lower on-lease utilization rates, as the Company experiences longer lead times for remarketing of returned aircraft.

•The downturn also creates fewer opportunities for acquisitions for the Company.  The Company’s customers are generally carriers needing additional aircraft to expand their route system or frequency.  In the current environment of reduced demand for air travel and consequently reduced capacity by carriers, there is likely to be a significant decrease in the pool of such customers requiring leased aircraft.  Therefore, it is likely that the Company’s portfolio growth will be slower in the near future than it has been in recent years, as fewer carriers seek to expand their fleets with leased aircraft.

•Finally, the global economic situation also increases the possibility of an unanticipated lessee default due to a business failure by a lessee, particularly the less-established carriers among the Company’s customers.  This could result not only in the unscheduled return of an aircraft to the Company for remarketing, but also an unanticipated expense related to defaults by the lessee in its maintenance and return condition obligations.

At December 31, 2009, the Company recorded an allowance against a total of $470,000 due from two of these lessees.  The Company has seen indications of a weakening in both the financial condition and operating results of the majority of its customers.  The Company is monitoring the performance of all of its lessees. As discussed below, the Company has agreed to payment deferrals with several of its lessees.

•In February 2009, the Company agreed to defer a portion of the rent and maintenance reserves due from the lessee of two of the Company’s Fokker 100 aircraft.  The agreement required payment in four, equal monthly installments beginning in March 2009; the Company has received all four payments.  In March 2010, the Company agreed to defer $600,000 of the rent and maintenance reserves due in January and February 2010 from the same lessee.  The deferred amounts are to be paid in monthly installments from June through December 2010.

•In June 2009, the Company and the lessee for three of the Company’s Fokker 100 aircraft entered into an agreement which deferred payment of three months of rent for each aircraft, totaling $990,000, and allowed for the application of a portion of the security deposits held by the Company to maintenance reserves owed to the Company.  The deferred rent is to be paid in monthly installments beginning January 2010 and continuing through the expiration date of each lease.  The Company has received the deferral payments due in January and February 2010, after which the deferral balance, including accrued interest, was approximately $750,000. In March 2010, the Company agreed to apply a portion of the lessee’s security deposits to rent that was due in January 2010 and to defer an additional $330,000 of rent due in February 2010, to be paid in two monthly installments in March and April 2010.  The deferral agreement requires that the lessee restore the security deposits to their full amounts no later than May 1, 2010.

•In June 2009, the Company also agreed to defer payment of rent and reserves due from the lessee of two of the Company’s DHC-8-100 and one DHC-8-300 aircraft.  The agreement allows for the deferred amount of approximately $492,000 to be paid in monthly installments beginning in August 2009.  The Company has received all deferral payments due to-date.  The Company has received the deferral payments due through February 2010, after which the deferral balance, including accrued interest, was approximately $300,000.

•In October 2009, the Company and a customer that leases two of its Fokker 50 aircraft agreed to defer payment of rent and reserves totaling approximately $400,000 to April 2010.  In February 2010, the Company agreed to defer a portion of the rent and maintenance reserves due in February, March and April 2010, with all deferred amounts to be paid in April 2010.

    (b)Pending Transactions, Events and Remarketing Efforts
In March 2010, the Company received commitments totaling $62.5 million from a new agent bank, as well as other participants, for a new two-year credit facility, which has a maximum of $110 million. The commitment of one bank, for $7.5 million, is conditioned upon the Company and the other participants reaching agreement regarding some proposed changes to the provisions proposed by the agent bank. The Company is negotiating the revised provisions.  The Company anticipates that it will complete the agreements for the new credit facility no later than March 31, 2010, when the current Credit Facility expires.

On December 15, 2009, the Company entered into a lease of a Fokker 50 aircraft that was returned by its previous lessee in August 2008.  The aircraft was delivered in March 2010.

During 2009, the Company extended the terms of six leases and re-leased two aircraft that were returned in August 2008 and February 2009.  The lease for another of the Company’s aircraft, which was due to expire in April 2010, was extended for two years in early 2010. The Company is seeking a lessee for the engine it purchased in December 2009, and has a signed term sheet for the two off-lease Saab 340A aircraft.

In February 2010, the lessee of three of the Company’s Fokker 50 aircraft returned two of the aircraft.  In addition, the lessee for two other Fokker 50 aircraft, with leases which were to expire on March 1, 2010, declared bankruptcy, and the Company took possession of the aircraft.  The Company is investigating its rights related to the cash security deposits and letter of credit held by the Company.

If the aircraft that are currently off lease remain off lease for an extended period of time and the Company is not successful in extending the leases for a majority of the leases expiring in 2010, the Company may not have sufficient cash flow to meet its operational needs or remain in compliance with the terms of its Credit Facility, new credit facility and Subordinated Notes.

Factors that May Affect Future Results

Availability of Financing.The current term of the Company’s $80 million Credit Facility expires in March 2010.  As of March 15, 2010, the balance due under the Credit Facility was $53 million. In March 2010, the Company received commitments totaling $62.5 million from a new agent bank, as well as other participants, for a new two-year credit facility, which has a maximum of $110 million. The commitment of one bank, for $7.5 million, is conditioned upon the Company and the other participants reaching agreement regarding some proposed changes to the provisions proposed by the agent bank. The Company is negotiating the revised provisions.  The Company anticipates that it will complete the agreements for the new credit facility no later than March 31, 2010, when the current Credit Facility expires.

The Company believes that the availability under the new credit facility will be sufficient to fund projected acquisitions through 2010.   In the longer term, however, the Company’s continued growth will depend on its ability to obtain capital, either through debt or equity financings. The financial markets have experienced significant setbacks that have made access to capital more costly and difficult. As a result, commercial lending origination has dramatically decreased, and asset-based debt financing is now more difficult to obtain. The Company will continue to seek additional lenders for participation in the new credit facility in order to increase the maximum availability and will continue to investigate other sources of debt financing. There is no assurance that the Company will succeed in finding such additional funding, and if such financing is found, it will likely be on terms less favorable than the Company’s current debt financings.

General Economic Conditions and Lowered Demand for Travel. The Company’s business is dependent upon general economic conditions and the strength of the travel and transportation industry.  The industry is in a period of financial difficulty and contraction due to the global economic downturn.  Passenger volume has fallen significantly for carriers worldwide, and the loss of revenue has affected many carriers’ financial condition. This loss of revenue, combined with the continuing lack of availability of additional debt financing relied on by many regional carriers caused by the ongoing credit crisis, increases the likelihood of failures.  Events such as the spread of the H1N1 flu epidemic or a terrorist attack against aviation could exacerbate an already weakened condition and lead to widespread failures in the air carrier industries.  If lessees experience financial difficulties and are unable to meet lease obligations, this will, in turn, negatively affect the Company’s financial performance.

During periods of economic contraction, carriers generally reduce capacity in response to lower passenger loads, and as a result, there is a reduced demand for aircraft and a corresponding decrease in market lease rental rates and aircraft values.  This reduced market value for aircraft could affect the Company’s results if the market value of an asset or assets in the Company’s aircraft portfolio falls below carrying value, and the Company determines that a write-down of the value on the Company’s balance sheet is appropriate. Furthermore, as older leases expire and are replaced by lease renewals or re-leases at decreasing lease rates, the lease revenue from the Company’s existing portfolio is likely to decline, with the magnitude of the decline dependent on the length of the downturn and the depth of the decline in market rents.

Economic downturns can affect specific regions of the world exclusively.  As the Company’s portfolio is not entirely globally diversified, a localized downturn in one of the key regions in which the Company leases aircraft could have a significant adverse impact on the Company.

Several of the Company's lessees that have experienced financial difficulties arising from a combination of the weakened air carrier market and their own unique financial circumstances have requested and been granted deferral of certain overdue and/or future rental or reserve payment obligations.  Current deferral arrangements are described in the section entitled "Outlook (a) General.”  If the current weakened air carrier environment continues, it is possible that the Company may enter into additional deferral agreements. When a lessee requests a deferral of lease obligations, the Company evaluates the financial plan of the lessee and the likelihood that the lessee can remain a viable carrier, and whether the deferral will be repaid according to the agreed schedule.  If the Company feels that there is a risk that deferred obligations will not be repaid, the Company records an allowance for doubtful accounts. If the Company makes a judgment that the lessee is likely to meet its deferred obligations, the Company continues to record the deferred rental and reserve payments as income in the periods in which they accrue.  It is possible that a lessee that the Company judges to be likely to repay its deferred obligations could experience worsening financial condition.  In that circumstance, the Company may determine that full repayment of the deferred obligations is no longer likely, in which case the Company would record a bad debt expense or reduction of income.  This could have a material effect on the Company's financial results in the period that such bad debt expense or income reduction is recorded.

Ownership Risks.  The Company’s portfolio is leased under operating leases, with lease terms that are less than the entire anticipated remaining useful life of an asset.  The Company’s ability to recover its purchase investment in an asset subject to an operating lease is dependent upon the Company’s ability to profitably re-lease or sell the asset after the expiration of the initial lease term.   Some of the factors that have an impact on the Company’s ability to re-lease or sell include worldwide economic conditions, general aircraft market conditions, regulatory changes that may make an asset’s use more expensive or preclude use unless the asset is modified, changes in the supply or cost of aircraft equipment and technological developments which cause the asset to become obsolete. If the Company is unable to remarket its aircraft equipment on favorable terms when the operating leases for such equipment expire, the Company’s business, financial condition, cash flow, ability to service debt and results of operations could be adversely affected.

In addition, a successful investment in an asset subject to an operating lease depends in part upon having the asset returned by the lessee in the condition as required under the lease.  Typically, a lessee has the obligation to return an aircraft to the Company in the condition required under a lease, which generally requires the aircraft be returned in equal or better condition than at delivery to the lessee.  If the lessee becomes insolvent during the term of its lease and the Company has to repossess the aircraft from the lessee, it is unlikely that the lessee will have the financial ability to meet these return obligations.  Thus, upon repossession, the Company may be required to expend funds in excess of the maintenance reserves collected from the lessee to return the aircraft to a remarketable condition if the collected reserves are insufficient to fund the total expense of such repair and maintenance.

Furthermore, an asset impairment charge against the Company’s earnings may result from the occurrence of unexpected adverse changes that impact the Company’s estimates of expected cash flows generated from such asset. The Company periodically reviews long-term assets for impairment, in particular, when events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when the carrying amount of an asset is not recoverable and exceeds its fair value. The Company may be required to recognize asset impairment charges in the future as a result of a prolonged weak economic environment, challenging market conditions in the airline industry or events related to particular lessees, assets or asset types.

Several of the Company’s leases do not require payment of monthly maintenance reserves, and if a repossession due to lessee default occurs, the Company will not have received payment for the costs of unperformed repair and maintenance under the applicable lease.

Credit Facility Obligations. The Company is obligated to make repayments of principal under the Credit Facility in order to maintain certain debt ratios with respect to its assets in the borrowing base.  Assets that come off lease and remain off-lease for a period of time, as well as assets with lease payments more than 30 days past due may reduce the borrowing base.  The Company believes it will have sufficient cash funds to make any payment that arises due to borrowing base limitations caused by assets scheduled to come off lease in the near term.   The Company’s belief is based on certain assumptions regarding renewal of existing leases, interest rates, profitability, lessee defaults or bankruptcies, and certain other matters that the Company deems reasonable in light of its experience in the industry. There can be no assurance that the Company’s assumptions will prove to be correct.  If the assumptions are incorrect (for example, if an asset in the collateral base unexpectedly is off lease for an extended period of time) and the Company has not obtained an applicable waiver or amendment of applicable covenants from its lenders to mitigate the situation, the Company may have to sell a significant portion of its portfolio in order to avoid a default under the Credit Facility agreement.

Risks of Debt Financing.  The Company’s use of debt as the primary form of acquisition financing subjects the Company to increased risks of leveraging.  Indebtedness owed under the Credit Facility and the Subordinated Notes carries a higher cost of capital relative to equity financing, resulting in relatively higher expense and reduced free cash flow.  Debt financing is secured by the Company’s assets.  In addition to payment obligations, the Credit Facility and Subordinated Notes also require the Company to comply with certain financial covenants, including a requirement of positive earnings and compliance with interest coverage ratios and required net worth.  Any default under the Credit Facility, if not waived by the lenders, could result in foreclosure upon any or all of the existing assets of the Company securing the loan.  Any such default could also result in a cross default under the Subordinated Notes.

Lessee Credit Risk.  If a customer defaults upon its lease obligations, the Company may be limited in its ability to enforce remedies.  Most of the Company’s lessees are small, regional passenger airlines, which may be even more sensitive to airline industry market conditions than the major airlines.  As a result, the Company’s inability to collect payments under a lease or to repossess equipment in the event of a lessee default could have a material adverse effect on the Company’s revenue.  Most of the Company’s lessees are foreign and not subject to U.S. bankruptcy laws, although there may be debtor protection similar to U.S. bankruptcy laws available in some jurisdictions.  If a lessee that is a certified U.S. airline is in default under a lease and seeks protection under Chapter 11 of the United States Bankruptcy Code, Section 1110 of the Bankruptcy Code would automatically prevent the Company from exercising any remedies for a period of 60 days.  After the 60-day period has passed, the lessee must agree to perform the lease obligations and cure any defaults, or the Company will have the right to repossess the equipment.  This procedure under the Bankruptcy Code has been subject to significant litigation, however, and it is possible that the Company’s enforcement rights may be further adversely affected by a declaration of bankruptcy by a defaulting lessee.

Investment in New Aircraft Types.  The Company has traditionally invested in a limited number of types of turboprop aircraft and engines. While the Company intends to continue to focus solely on regional aircraft and engines, beginning in 2007, the Company has acquired several Fokker 100 regional jet aircraft, and may continue to seek acquisition opportunities for new types and models of regional jet and turboprop aircraft and engines used in the Company's targeted customer base of regional air carriers.  Acquisition of other aircraft types and engines not previously acquired by the Company entails greater ownership risk due to the Company's lack of experience managing those aircraft and engine types. The Company believes, however, that the overall industry experience of JMC’s personnel and its technical resources should permit the Company to effectively manage such new aircraft types and engines.  Further, the broadening of the asset types in the aircraft portfolio may have a benefit of diversifying the Company's portfolio (see "Factors That May Affect Future Results – Concentration of Lessees and Aircraft Type,” below).

Warrant Issuance.  As part of the Subordinated Notes financing, as revised upon the second and final closing in July 2008, the holders of Subordinated Notes hold warrants to purchase up to 81,224 shares of the Company’s common stock, which represents 5% of the post-exercise fully diluted capitalization of the Company as of the initial closing of the Subordinated Notes financing.  The exercise price under the warrants is $8.75 per share.  If the warrants to purchase shares are exercised at a time when the exercise price is less than the fair market value of the Company’s common stock, there would be dilution to the existing holders of common stock.  This dilution of the Company’s common stock could depress its trading price.

Concentration of Lessees and Aircraft Type.  For the month ended February 28, 2010, the Company’s two largest customers were located in Mexico and Antigua and accounted for approximately 15% and 13%, respectively, of the Company’s monthly lease revenue. A lease default by or collection problem with one or a combination of any of these significant customers could have a disproportionate negative impact on the Company’s financial results, and, therefore, the Company’s operating results are especially sensitive to any negative developments with respect to these customers in terms of lease compliance or collection. Such concentration of lessee credit risk decreases as the Company leases additional assets to new lessees.

As of February 28, 2010, the Company owned fourteen Fokker 50, eight DHC-8-300 and seven Fokker 100 aircraft, making these three aircraft types the dominant types in the portfolio and representing 20%, 24% and 32%, respectively, of net book value, respectively. As a result, a change in the desirability and availability of any of these types of aircraft, which would in turn affect valuations of such aircraft, would have a disproportionately significant impact on the Company’s portfolio value. Such aircraft type concentration will diminish if the Company acquires additional assets of other types. Conversely, acquisition of these types of aircraft will increase the Company’s risks related to its concentration of those aircraft types.

Leasing Risks.  The Company’s successful negotiation of lease extensions, re-leases and sales is critical to its ability to achieve its financial objectives, and involves a number of risks.  Demand for lease or purchase of the assets depends on the economic condition of the airline industry, which is, in turn, sensitive to general economic conditions.  The ability to re-lease equipment at acceptable rates may depend on the demand and market values at the time of remarketing.  The Company acquires used aircraft equipment.  The market for used aircraft equipment has been cyclical, and generally reflects economic conditions and the strength of the travel and transportation industry.  The demand for and value of many types of used aircraft in the recent past has been depressed by such factors as airline financial difficulties, increased fuel costs, the number of new aircraft on order and the number of aircraft coming off lease.  Values may also increase for certain aircraft types that become desirable based on market conditions and changing airline capacity.  If the Company were to purchase an aircraft during a period of increasing values, it would in turn need to lease such aircraft at a corresponding higher lease rate to compensate for its higher purchase price.

Risks Related to Regional Air Carriers.  Because the Company’s customer base is regional air carriers and the Company continues to focus on this market, it is subject to additional risks.  Some of the lessees in the regional air carrier market are companies that are start-up, low-capital, and/or low-margin operators.  Often, the success of such carriers is dependent upon contractual arrangements with major trunk carriers or franchises from governmental agencies that provide subsidies for operating essential air routes, both of which may be subject to termination or cancellation with short notice periods.  Because of this exposure, the Company typically is able to obtain generally higher lease rates from these types of lessees.  In the event of a business failure or bankruptcy of the lessee, the Company can generally regain possession of its aircraft, but the aircraft could be in substantially worse condition than would be the case if the aircraft were returned in accordance with the lease provisions at lease expiration.

The Company evaluates the credit risk of each lessee carefully, and attempts to obtain a third party guaranty, letters of credit or other credit enhancements, if it deems them necessary in addition to customary security deposits.  There is no assurance, however, that such enhancements will be available or that, if obtained, they will fully protect the Company from losses resulting from a lessee default or bankruptcy.  Also, most of the Company’s current and expected growth is outside of the United States, where collection and enforcement are often more difficult and complicated than in the United States.

The Company has seen indications of a weakening in both the financial condition and operating results of the majority of its customers.  The Company is closely monitoring the performance of all of its lessees.  If any of the Company's current or future lessees are unable to meet their lease obligations, the Company's future results could be materially and adversely impacted.

Interest Rate Risk.  The Credit Facility and the proposed new credit facility carry a floating interest rate based upon short-term interest rate indices. Lease rates typically, but not always, move over time with interest rates, but market demand and numerous other factors for the asset also affect lease rates. Because the Company’s typical lease rates are fixed at the origination of leases, interest rate changes during the term of a lease have no effect on existing lease payments.  Therefore, if interest rates rise significantly, and there is relatively little lease origination by the Company following such rate increases, the Company could experience lower net income.  Further, even if significant lease origination occurs following such rate increases, other contemporaneous aircraft market forces may result in lower or flat rental rates, and the Company could also experience lower net income.

International Risks.  The Company has focused on leases in overseas markets.  Leases with foreign lessees, however, may present different risks than those with domestic lessees.

Foreign laws, regulations and judicial procedures may be more or less protective of lessor rights than those which apply in the United States.  The Company could experience collection or repossession problems related to the enforcement of its lease agreements under foreign local laws and remedies in foreign jurisdictions. The protections potentially offered by Section 1110 of the Bankruptcy Code do not apply to non-U.S. carriers, and applicable local law may not offer similar protections.  Certain countries do not have a central registration or recording system with which to locally establish the Company’s interest in equipment and related leases.  This could make it more difficult for the Company to recover an aircraft in the event of a default by a foreign lessee.

A lease with a foreign lessee is subject to risks related to the economy of the country or region in which such lessee is located, which may be weaker than the U.S. economy.  A foreign economic downturn may impact a foreign lessee’s ability to make lease payments, even though the U.S. and other economies remain stable.

In addition, foreign lessees are subject to risks related to currency conversion fluctuations.  Although the Company’s current leases are all payable in U.S. dollars, the Company may agree in the future to leases that permit payment in foreign currency, which would subject such lease revenue to monetary risk due to currency fluctuations.  In addition, if the Company undertakes certain obligations under a lease to contribute to a repair or improvement and if the work is performed in a foreign jurisdiction and paid for in foreign currency, currency fluctuations causing a weaker dollar between the time such agreement is made and the time payment for the work is made may result in an unanticipated increase in U.S. dollar-denominated cost for the Company.

Even with U.S. dollar-denominated lease payment provisions, the Company could still be affected by a devaluation of the lessee’s local currency that would make it more difficult for a lessee to meet its U.S. dollar-denominated payments, increasing the risk of default of that lessee, particularly if its revenue is primarily derived in the local currency.

Finally, ownership of a leased asset operating in a foreign country and/or by a foreign carrier may subject the Company to additional tax liabilities that are not present with domestically-operated aircraft.  Depending on the jurisdiction, laws governing such tax liabilities may be complex, not well formed or not uniformly enforced. In such jurisdictions, the Company may decide to take an uncertain tax position based on the best advice of the local tax experts it engages, which position may be challenged by the taxing authority.  If the taxing authority later assesses a liability, the Company may be required to pay penalties and interest on the assessed amount, which penalties and interest would not give rise to a corresponding foreign tax credit on the Company’s U. S. tax return.

Reliance on JMC.  All management of the Company is performed by JMC under a Management Agreement between the Company and JMC, which is in the thirteenth year of a 20-year term and provides for an asset-based management fee. JMC is not a fiduciary to the Company or its stockholders. The Company’s Board of Directors (the “Board”) has ultimate control and supervisory responsibility over all aspects of the Company and owes fiduciary duties to the Company and its stockholders. The Board has no control over the internal operations of JMC, but the Board does have the ability and responsibility to manage the Company's relationship with JMC and the performance of JMC's obligations to the Company under the Management Agreement, as it would have for any third party service provider to the Company.  While JMC may not owe any fiduciary duties to the Company by virtue of the Management Agreement, all of the officers of JMC are also officers of the Company, and in that capacity owe fiduciary duties to the Company and its stockholders.  In addition, certain officers of the Company hold significant ownership positions in the Company and JHC, the parent company of JMC.

The Management Agreement may be terminated if JMC defaults on its obligations to the Company.  However, the agreement provides for liquidated damages in the event of its wrongful termination by the Company.  All of the officers of JMC are also officers of the Company, and certain directors of the Company are also directors of JMC.  Consequently, the directors and officers of JMC may have a conflict of interest in the event of a dispute between the Company and JMC.  Although the Company has taken steps to prevent conflicts of interest arising from such dual roles, such conflicts may still occur.

JMC has acted as the management company for two other aircraft portfolio owners, JetFleet III, which raised approximately $13,000,000 in bond issuance proceeds, and AeroCentury IV, Inc. (“AeroCentury IV”), which raised approximately $5,000,000 in bond issuance proceeds.  In the first quarter of 2002, AeroCentury IV defaulted on certain bond obligations.  In June 2002, the indenture trustee for AeroCentury IV’s bondholders repossessed AeroCentury IV’s assets and took over management of AeroCentury IV’s remaining assets.  JetFleet III defaulted on its bond obligation of $11,076,400 in May 2004.  The indenture trustee for JetFleet III bondholders repossessed JetFleet III’s unsold assets in late May 2004.

Management Fee Structure. All decisions regarding acquisitions and disposal of aircraft from the Company’s portfolio are made by JMC.  JMC is paid a management fee based on the net asset value of the Company’s portfolio.  It also receives a one-time asset acquisition fee upon purchase of an aircraft by the Company, and a one-time sale fee upon disposal of an aircraft.  Optimization of the results of the Company depends on timing of the acquisition, lease yield on the acquired assets, and re-lease or sale of its portfolio assets.  Under the current management fee structure, a larger volume of acquisitions generates acquisition fees and also increases the periodic management fee by increasing the size of the aircraft portfolio.  Since the Company’s current business strategy involves continued growth of its portfolio and a “buy and hold” strategy, a compensation structure that results in greater compensation with an increased portfolio size is not inherently inconsistent with that strategy.  The compensation structure does, nonetheless, create a situation where a decision by JMC for the Company to forego an asset transaction deemed to be an unacceptable business risk due to the lessee or the aircraft type is in conflict with JMC's own pecuniary interest.  As a result, the compensation structure could act to incent greater risk-taking by JMC in asset acquisition decision-making.  All acquisition decisions by JMC on behalf of the Company, however, currently require Credit Facility lender approval of the asset acquired and the lessee in order to be included in the Credit Facility borrowing base, and the Company has established objective target guidelines for yields on acquired assets.  Further, any acquisition that involves a new asset type must be approved by the Board of the Company, including the outside independent directors.  While the Company currently believes the foregoing are effective mitigating factors against undue compensation-incented risk-taking by JMC, there is no assurance that such mechanisms can entirely and effectively eliminate such risk.

Government Regulation.  There are a number of areas in which government regulation may result in costs to the Company.  These include aircraft registration, safety requirements, required equipment modifications, and aircraft noise requirements.  Although it is contemplated that the burden and cost of complying with such requirements will fall primarily upon lessees of equipment, there can be no assurance that the cost will not fall on the Company.  Furthermore, future government regulations could cause the value of any non-complying equipment owned by the Company to decline substantially.

Competition.  The aircraft leasing industry is highly competitive.  The Company competes with aircraft manufacturers, distributors, airlines and other operators, equipment managers, leasing companies, equipment leasing programs, financial institutions and other parties engaged in leasing, managing or remarketing aircraft, many of which have significantly greater financial resources.  However, the Company believes that it is competitive because of JMC’s experience and operational efficiency in identifying and obtaining financing for the transaction types desired by regional air carriers.  This market segment, which is characterized by transaction sizes of less than $10 million and in many cases privately-held lessees, without well-established third party credit ratings, is not well served by the Company’s larger competitors.  JMC has developed a reputation as a global participant in this segment of the market, and the Company believes that JMC’s reputation benefits the Company.  There is, however, no assurance that competition from larger aircraft leasing companies will not increase significantly or that JMC’s reputation will continue to be strong in this market segment.

Casualties, Insurance Coverage.  The Company, as owner of transportation equipment, may be named in a suit claiming damages for injuries or damage to property caused by its assets.  As a triple net lessor, the Company is generally protected against such claims, since the lessee would be responsible for, and insure against and indemnify the Company for such claims.  Although some protection may be provided by the United States Aviation Act with respect to the Company’s aircraft assets, it is unclear to what extent such statutory protection would be available to the Company with respect to most of the Company’s aircraft, which are operated in foreign countries, where such provisions of the United States Aviation Act may not apply.   Also, although the Company’s leases generally require a lessee to insure against likely risks, there may be certain cases where the loss is not entirely covered by the lessee or its insurance.  Though this is a remote possibility, an uninsured loss with respect to the equipment, or an insured loss for which insurance proceeds are inadequate, would result in a possible loss of invested capital in and any profits anticipated from, such equipment, as well as a potential claim directly against the Company.

Compliance With Future Environmental Regulations.  Compliance with future environmental regulations may harm the Company’s business. Many aspects of aircraft operations are subject to increasingly stringent environmental regulations, and growing concerns about climate change may result in the imposition by the U.S and foreign governments of additional regulation of carbon emissions, aimed at either requiring adoption of technology to reduce the amount of carbon emissions or putting in place a fee or tax system on carbon emitters.  It is likely that any such regulation will be directed at the Company’s customers, as operators of aircraft, or at the Company, as owners of aircraft.  While under the Company’s triple-net arrangements, the Company would likely shift responsibility for compliance to its lessees, there may be some costs of regulation that are not able to be shifted to a current lessee, and would have to be borne by the Company.  Although it is not expected that the costs of complying with current environmental regulations will have a material adverse effect on the Company’s financial position, results of operations, or cash flows, no assurance can be given that the costs of complying with environmental regulations adopted in the future will not have such an effect.

Possible Volatility of Stock Price.  The market price of the Company’s common stock may be subject to fluctuations following developments relating to the Company’s operating results, changes in general conditions in the economy, the financial markets, the airline industry, changes in accounting principles or tax laws applicable to the Company or its lessees, or other developments affecting the Company, its customers or its competitors, or arising from other investor sentiment unknown to the Company.  Because the Company has a relatively small capitalization of approximately 1.5 million shares outstanding, there is a correspondingly limited amount of trading and float of the Company’s shares.  Consequently, the Company’s stock price is more sensitive to a single large trade or a small number of simultaneous trades along the same trend than a company with larger capitalization and higher trading volume and float.

Item 7A.Quantitative and Qualitative Disclosures About Market Risk.

This report does not include information described under Item 305 of Regulation S-K pursuant to the rules of the Securities and Exchange Commission that permit “smaller reporting companies” to omit such information.

Item 8.Financial Statements and Supplementary Data.

(a)Financial Statements and Schedules

(1)Financial statements for the Company:

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2009 and 2008
Consolidated Statements of Operations for the Years Ended
December 31, 2009 and 2008
Consolidated Statements of Stockholders’ Equity for the Years Ended
   December 31, 2009 and 2008
Consolidated Statements of Cash Flows for the Years Ended
   December 31, 2009 and 2008
Notes to Consolidated Financial Statements

(2)Schedules:

All schedules have been omitted since the required information is presented in the financial statements or is not applicable.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
AeroCentury Corp.
Burlingame, California

We have audited the accompanying consolidated balance sheets of AeroCentury Corp. as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2009.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AeroCentury Corp. at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

March 15, 2010
San Francisco, California

AeroCentury Corp.
Consolidated Balance Sheets

ASSETS
	December 31,
	2009	2008

Assets:
Cash and cash equivalents	$1,252,500	$2,169,700
Accounts receivable, including deferred rent of $131,500 and $244,100 and net of allowance for doubtful accounts of $470,000 and $0 at December 31, 2009 and December 31, 2008, respectively	3,165,200	2,022,800
Aircraft and aircraft engines held for lease, net of accumulated depreciation of $40,862,500 and $33,385,300 at December 31, 2009 and December 31, 2008, respectively	127,203,700	124,913,600
Taxes receivable	2,800	1,626,800
Prepaid expenses and other	555,000	1,000,600

Total assets	$132,179,200	$131,733,500

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable and accrued expenses	$624,600	$503,000
Notes payable and accrued interest	62,581,700	72,411,300
Maintenance reserves and accrued costs	9,912,700	8,190,700
Security deposits	5,565,900	5,498,800
Unearned income	1,009,000	1,072,900
Deferred income taxes	11,987,700	9,169,400
Taxes payable	5,100	52,300

Total liabilities	91,686,700	96,898,400

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 10,000,000 shares authorized, 1,606,557 shares issued and outstanding	1,600	1,600
Paid-in capital	14,780,100	14,780,100
Retained earnings	26,214,900	20,557,500
	40,996,600	35,339,200
Treasury stock at cost, 63,300 shares	(504,100)	(504,100)

Total stockholders’ equity	40,492,500	34,835,100

Total liabilities and stockholders’ equity	$132,179,200	$131,733,500

The accompanying notes are an integral part of these statements.

AeroCentury Corp.
Consolidated Statements of Operations

	For the Years Ended December 31,
	2009	2008

Revenues and other income:

Operating lease revenue	$27,045,900	$24,407,000
Maintenance reserves revenue, net	6,068,000	7,169,300
Gain on sale of aircraft and aircraft engines and other income	450,000	219,000

	33,563,900	31,795,300
Expenses:

Depreciation	7,644,300	7,222,100
Maintenance costs	7,149,000	6,772,100
Interest	5,202,400	7,154,000
Management fees	3,680,600	3,676,800
Professional fees and general and administrative	641,000	782,800
Provision for aircraft impairment	-	745,000
Insurance	386,000	388,800
Bad debt expense	209,300	1,300
Other taxes	(1,700)	(77,500)

	24,910,900	26,665,400

Income before income tax provision	8,653,000	5,129,900

Income tax provision	2,995,600	1,837,000

Net income	$5,657,400	$3,292,900

Earnings per share:
Basic	$3.67	$2.13
Diluted	$3.62	$2.08
Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257
Diluted	1,563,107	1,585,274

The accompanying notes are an integral part of these statements.

AeroCentury Corp.
Consolidated Statements of Stockholders’ Equity
For the Years Ended December 31, 2009 and 2008

	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Total
Balance, December 31, 2007	$1,600	$15,377,600	$17,264,600	$(504,100)	$32,139,700
Warrants cancelled in connection with Subordinated Notes, net	-	(597,500)	-	-	(597,500)
Net income	-	-	3,292,900	-	3,292,900
Balance, December 31, 2008	1,600	14,780,100	20,557,500	(504,100)	34,835,100
Net income	-	-	5,657,400	-	5,657,400
Balance, December 31, 2009	$1,600	$14,780,100	$26,214,900	$(504,100)	$40,492,500

The accompanying notes are an integral part of these statements.

AeroCentury Corp.
Consolidated Statements of Cash Flows
	For the Years Ended December 31,
	2009	2008
Operating activities:
Net income	$5,657,400	$3,292,900
Adjustments to reconcile net income to net cash
provided by operating activities:
Gain on sale of aircraft and aircraft engines	(75,000)	(15,000)
Depreciation	7,644,300	7,222,100
Provision for aircraft impairment	-	745,000
Non-cash interest	593,100	1,251,400
Provision for bad debts	209,300	1,300
Deferred taxes	2,818,300	1,520,400
Change in operating assets and liabilities:
Accounts receivable	(1,104,000)	(376,400)
Taxes receivable	1,624,000	208,900
Prepaid expenses and other	(112,600)	(111,500)
Accounts payable and accrued expenses	(179,500)	(103,600)
Accrued interest on notes payable	17,500	(64,000)
Maintenance reserves and accrued costs	1,817,700	2,069,500
Security deposits	67,100	(197,700)
Prepaid rent	(63,900)	44,900
Taxes payable	(47,200)	(176,300)
Net cash provided by operating activities	18,866,500	15,311,900

Investing activities:
Proceeds from sale of aircraft engine, net of re-sale fees	-	15,000
Purchases of aircraft and aircraft engines	(9,901,700)	(13,929,700)
Net cash used in investing activities	(9,901,700)	(13,914,700)

Financing activities:
Borrowings under Credit Facility	8,000,000	12,500,000
Net proceeds received from issuance of Subordinated Notes payable	-	3,960,000
Debt issuance costs	-	285,800
Repayments of the Credit Facility and special purpose financing	(13,344,000)	(18,816,500)
Repayments of the Subordinated Notes	(4,538,000)	-
Net cash used in financing activities	(9,882,000)	(2,070,700)

Net decrease in cash and cash equivalents	(917,200)	(673,500)

Cash and cash equivalents, beginning of period	2,169,700	2,843,200

Cash and cash equivalents, end of period	$1,252,500	$2,169,700

During the years ended December 31, 2009 and 2008, the Company paid interest totaling $4,641,800 and $6,016,600, respectively.  During the year ended December 31, 2009, the Company paid income taxes totaling $5,900 and received a federal tax refund of $1,625,100.  During the year ended December 31, 2008, the Company paid income taxes totaling $3,700 and received federal tax refunds totaling $210,500.

The accompanying notes are an integral part of these statements.

AeroCentury Corp.
Notes to Consolidated Financial Statements
December 31, 2009

1.Organization and Summary of Significant Accounting Policies

    (a) The Company and Basis of Presentation

AeroCentury Corp., a Delaware corporation incorporated in 1997 (the Company, as defined below) acquires used regional aircraft for lease to foreign and domestic regional carriers.  Financial information for AeroCentury Corp. and its wholly-owned subsidiaries, AeroCentury Investments V LLC (“AeroCentury V LLC”) which was dissolved in August 2008, and AeroCentury Investments VI LLC (“AeroCentury VI LLC”), which was dissolved in September 2009 (collectively, the “Company”), is presented on a consolidated basis.  All intercompany balances and transactions have been eliminated in consolidation.

    (b)Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable for making judgments that are not readily apparent from other sources.

The most significant estimates with regard to these financial statements are the residual values of the aircraft, the useful lives of the aircraft, the estimated fair value of financial instruments, the amount and timing of cash flow associated with each aircraft that are used to evaluate impairment, if any, accrued maintenance costs, accounting for income taxes, and the amounts recorded as allowances for doubtful accounts.

    (c)Cash and Cash Equivalents

The Company considers highly liquid investments readily convertible into known amounts of cash, with original maturities of 90 days or less from the date of acquisition, as cash equivalents.

    (d)Aircraft Capitalization and Depreciation

The Company’s interests in aircraft and aircraft engines are recorded at cost, which includes acquisition costs.  Since inception, the Company has purchased only used aircraft and aircraft engines.  It is the Company’s policy to hold aircraft for approximately twelve years unless market conditions dictate otherwise.  Therefore, depreciation on aircraft is initially computed using the straight-line method over the twelve-year period to an estimated residual value based on appraisal.  The Company estimates the period over which it will hold aircraft engines based upon estimated usage, repair costs and other factors, and depreciates them to their appraised residual value over such period using the straight-line method.

The Company periodically reviews plans for lease or sale of its aircraft and aircraft engines and changes, as appropriate, the remaining, expected holding period for such assets.  Estimated residual values are reviewed and adjusted periodically, based upon updated appraised residual estimates obtained.  Decreases in the market value of aircraft could affect not only the current value, discussed above, but also the estimated residual value.

Aircraft that are held for sale are not subject to depreciation and are separately classified on the consolidated balance sheet.

AeroCentury Corp.
Notes to Consolidated Financial Statements
December 31, 2009

1.Organization and Summary of Significant Accounting Policies

    (e)Fair Value of Financial Instruments and Accounting for Derivative Instrument

The Company’s financial instruments, other than cash, consist principally of cash equivalents, accounts receivable, accounts payable, amounts borrowed under a credit facility, borrowings under notes payable and (until December 31, 2009) a derivative instrument.  The fair value of cash, cash equivalents, accounts receivable and accounts payable approximates the carrying value of these financial instruments because of their short-term nature.

Borrowings under the Company’s revolving credit facility (the “Credit Facility”) and certain notes payable bear floating rates of interest that reset periodically to a market benchmark rate plus a credit margin.  The Company believes the effective rates of its various debt agreements approximate current market rates for such indebtedness at the balance sheet date.  The Company believes the carrying amount of its floating and fixed rate debt approximates fair value at the balance sheet date. The fair values of the Company’s obligations are estimated by calculation of the present value of future repayment obligations using estimates of borrowing rates that would be available to the Company for such instruments.  As discussed in Note 6, the fair value of the Company’s interest rate swap derivative instrument was determined by reference to banker quotations, and was included on the balance sheet at fair value as a component of Notes payable and accrued interest at December 31, 2008.  The Swap expired on December 31, 2009 and, therefore, had no value.

    (f)Impairment of Long-lived Assets

The Company periodically reviews its portfolio of assets for impairment in accordance with generally accepted accounting principles.  Such review includes estimating current market values, re-lease rents and residual values.  The estimates are based on currently available market data and third party appraisals and are subject to fluctuation from time to time.  The Company initiates its review annually or whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.  Recoverability of an asset is measured by comparison of its carrying amount to the expected future undiscounted cash flows (without interest charges) that the asset is expected to generate.  Any impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value.  Significant management judgment is required in the forecasting of future operating results which are used in the preparation of projected undiscounted cash flows and, if different conditions prevail, material write downs may occur.  During 2008, the Company recorded an impairment provision of $745,000 for one of its aircraft.

    (g)Deferred Financing Costs, Commitment Fees and Interest Swap Valuation

Costs incurred in connection with term debt financing are deferred and amortized over the term of the debt using the effective interest method or, in certain instances where the differences are not material, using the straight-line method.  Costs incurred in connection with the revolving debt are deferred and amortized using the straight-line method.

Commitment fees for unused funds are expensed as incurred.

In December 2007, the Company entered into a Swap, which expired on December 31, 2009.  Because the Swap did not qualify as a hedge, the value of the Swap was marked to market at the end of each reporting period and changes in fair value of the Swap are reported in the consolidated statements of operations as interest expense.

AeroCentury Corp.
Notes to Consolidated Financial Statements
December 31, 2009

1.Organization and Summary of Significant Accounting Policies (continued)

    (h)Security deposits

The Company’s leases are typically structured so that if any event of default occurs under a lease, the Company may apply all or a portion of the lessee’s security deposit to cure such default.  If such application of the security deposit is made, the lessee typically is required to replenish and maintain the full amount of the deposit during the remaining term of the lease.  All of the security deposits received by the Company are refundable to the lessee at the end of the lease, upon satisfaction of all lease terms.

    (i)Taxes

As part of the process of preparing the Company’s consolidated financial statements, management is required to estimate income taxes in each of the jurisdictions in which the Company operates.  This process involves estimating the Company’s current tax exposure under the most recent tax laws and assessing temporary differences resulting from differing treatment of items for tax and GAAP purposes.  These differences result in deferred tax assets and liabilities, which are included in the consolidated balance sheet.  Management must also assess the likelihood that the Company’s deferred tax assets will be recovered from future taxable income, and, to the extent management believes it is more likely than not that some portion or all of the deferred tax assets will not be realized, the Company establishes a valuation allowance.  To the extent the Company establishes a valuation allowance or changes the allowance in a period, the Company reflects the corresponding increase or decrease within the tax provision in the consolidated statement of operations. Significant management judgment is required in determining the Company’s future taxable income for purposes of assessing the Company’s ability to realize any benefit from its deferred taxes.

The Company accrues non-income based sales, use, value added and franchise taxes as other tax expense in the consolidated statements of operations.

    (j)Revenue Recognition, Accounts Receivable and Allowance for Doubtful Accounts

Revenue from leasing of aircraft assets is recognized as operating lease revenue on a straight-line basis over the terms of the applicable lease agreements. Deferred payments are recorded as accrued rent when the cash rent received is lower than the straight-line revenue recognized. Such receivables decrease over the term of the applicable leases. Non-refundable maintenance reserves billed to lessees are accrued as maintenance reserves income based on aircraft usage.

In instances for which collectibility is not reasonably assured, the Company recognizes revenue as cash payments are received.  The Company estimates and charges to income a provision for bad debts based on its experience with each specific customer, the level of past due accounts, and its analysis of the lessee’s overall financial condition.  If the financial condition of any of the Company’s customers deteriorates, it could result in actual losses exceeding any estimated allowances.

The Company’s allowance for doubtful accounts at December 31, 2009 and 2008 was $470,000 and $0, respectively. In December 2009, the Company recorded bad debt expense of $208,000 and reduced maintenance reserves revenue by $251,000, to reserve against amounts due from two lessees with which the Company had previously agreed to defer a portion of rent and reserves payments due during 2009.

AeroCentury Corp.
Notes to Consolidated Financial Statements
December 31, 2009

1.Organization and Summary of Significant Accounting Policies (continued)

    (k)Comprehensive Income/(Loss)

The Company does not have any comprehensive income other than the revenue and expense items included in the consolidated statements of operations.  As a result, comprehensive income equals net income for the years ended December 31, 2009 and 2008.

    (l)Reclassifications

Certain of the prior period financial statement amounts have been reclassified to conform to the current year presentation.  These reclassifications had no impact on previously reported net income or cash flows.

2.Aircraft and Aircraft Engines Held for Lease

At December 31, 2009 and 2008, the Company’s aircraft and aircraft engines, which were on lease or held for lease, consisted of the following:

	December 31, 2009		December 31, 2008
	Number	% of net	Number	% of net
Model	owned	book value	owned	book value

Fokker 100	7	32%	7	34%
deHavilland DHC-8-300	8	24%	8	25%
Fokker 50	14	20%	14	23%
General Electric CF34-8E engine	3	8%	-	-
Saab 340B	6	7%	6	7%
deHavilland DHC-8-100	3	6%	3	7%
Saab 340A	2	2%	2	3%
deHavilland DHC-6	3	1%	3	1%
General Electric CT7-5A2 engine	-	-	1	-

During 2009, the Company purchased three General Electric CF34-8E aircraft engines, two of which are on lease to a U.S. regional carrier until March 31, 2010. The Company is negotiating a lease for the third engine.  During 2009, the Company also extended the leases for several of its aircraft and re-leased two aircraft that had been returned by previous lessees in August 2008 and February 2009.  In 2009, the Company recorded a gain on expected insurance proceeds for damage to a spare turboprop engine, and the proceeds of $255,000 are included in accounts receivable at December 31, 2009. As discussed in Note 11, one of the Company’s DHC-8-100 sustained significant damage in January 2010 and the Company anticipates receiving insurance proceeds, which will exceed the carrying value of the asset.

AeroCentury Corp.
Notes to Consolidated Financial Statements
December 31, 2009

2.Aircraft and Aircraft Engines Held for Lease (continued)

At December 31, 2009, the Company’s two Saab 340A aircraft were off lease. The Company had a signed term sheet and received a $100,000 security deposit for the lease of the two Saab 340A aircraft.  Delivery to the lessee was expected to occur in early 2010.   In January 2010, the lessee decided not to lease the aircraft.  The Company retained the security deposit and recorded it as other income in the fourth quarter of 2009.  The Company is negotiating a term sheet for the re-lease of these two aircraft to another lessee.  Additionally, the Company signed a lease for one of its Fokker 50 aircraft in December 2009, but the lease did not commence until March 2010 after completion of maintenance and final acceptance by the lessee.

As discussed in Note 11, two aircraft that had lease expiration dates in 2009 were returned in February 2010.

In December 2009, the leases for three of the Company’s Fokker 50 aircraft were extended on a short-term basis.  As discussed in Note 11, the lease for one of the three aircraft was extended for two years.  The lessee for the other two aircraft declared bankruptcy in February 2010 and the Company took possession of the aircraft. The Company is investigating its rights related to the cash security deposits and letter of credit held by the Company.

As discussed in Note 11, in March 2010, the Company and a regional carrier in Argentina signed a term sheet for the lease of the Company’s two Saab 340A aircraft.

3.Maintenance Reserves and Accrued Costs

The Company uses the direct expensing method to account for maintenance costs.  Maintenance costs associated with non-refundable reserves are expensed in the consolidated statement of operations in the period a reimbursement claim for incurred maintenance or sufficient information is received from the lessee.  Non-refundable maintenance reserves billed to lessees are recorded monthly as maintenance reserves income, based on the lessee’s reported asset usage during the applicable month, assuming collections are reasonably assured or cash is received.  Due to the timing difference of recording maintenance reserves income and recording maintenance costs, the effect on current period income could be material.

Maintenance costs under the Company’s triple net operating leases are generally the responsibility of the lessees. Refundable maintenance reserves received by the Company are accounted for as a liability, which is reduced when maintenance work is performed during the lease. Generally, under the terms of the Company’s leases, the lessees pay amounts to the Company based on usage, which are estimated to cover the expected maintenance cost.  Maintenance reserves which are refundable to the lessee are refunded after all return conditions specified in the lease and, in some cases, any other payments due under the lease, are satisfied.  Any refundable reserves retained by the Company to satisfy return conditions or in connection with an early return of an aircraft are recorded as income.

The accompanying consolidated balance sheets reflect liabilities for maintenance reserves and accrued costs, which include refundable maintenance payments received from lessees based on usage.  At December 31, 2009 and 2008, the Company’s maintenance reserves and accruals consisted of the following:

	December 31, 2009	December 31, 2008

Refundable maintenance reserves	$7,479,000	$5,746,600
Accrued costs	2,433,700	2,444,100
	$9,912,700	$8,190,700

AeroCentury Corp.
Notes to Consolidated Financial Statements
December 31, 2009

3.Maintenance Reserves and Accrued Costs (continued)

Additions to and deductions from the Company’s accrued costs during the years ended December 31, 2009 and 2008 for aircraft maintenance were as follows:

	For the Years Ended December 31,
	2009	2008

Balance, beginning of period	$2,444,100	$1,591,300

Additions:
Charged to expense	7,593,100	6,842,400
Reversals of previously accrued maintenance costs	(444,100)	(70,300)
Total maintenance expense	7,149,000	6,772,100
Accrued claims related to refundable maintenance reserves	96,400	833,600
Total additions	7,245,400	7,605,700

Deductions:
Payments	7,241,800	6,754,200
Other	14,000	(1,300)
Total deductions	7,255,800	6,752,900

Net (decrease)/increase in accrued maintenance costs	(10,400)	852,800

Balance, end of period	$2,433,700	$2,444,100

4.Operating Segments

The Company operates in one business segment, the leasing of regional aircraft to foreign and domestic regional airlines, and therefore does not present separate segment information for lines of business.

Approximately 11% and 7% of the Company’s operating lease revenue was derived from lessees domiciled in the United States during 2009 and 2008, respectively.  All revenues relating to aircraft leased and operated internationally are denominated and payable in U.S. dollars.

The tables below set forth geographic information about the Company’s operating lease revenue for leased aircraft and aircraft equipment, grouped by domicile of the lessee:

	For the Years Ended December 31,
Operating Lease Revenue	2009	2008

Europe and United Kingdom	$10,396,600	$9,080,900
Caribbean	6,240,000	6,240,000
Central America	4,155,500	4,153,800
United States	2,960,900	1,717,200
Africa	1,855,000	969,600
Asia	1,437,900	1,971,800
South America	-	273,700
	$27,045,900	$24,407,000

AeroCentury Corp.
Notes to Consolidated Financial Statements
December 31, 2009

4.Operating Segments (continued)

	December 31,
Net Book Value of Aircraft and Aircraft Engines Held for Lease	2009	2008

Europe and United Kingdom	$44,531,400	$47,459,800
Caribbean	25,715,700	26,778,500
Central America	16,243,300	17,154,100
United States	13,910,900	7,337,800
Africa	9,188,300	10,016,200
Asia	7,105,100	9,872,100
Off lease	8,013,900	6,295,100
South America	2,495,100	-
	$127,203,700	$124,913,600

5.Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits and receivables.  The Company places its deposits with financial institutions and other creditworthy issuers and limits the amount of credit exposure to any one party.

For the year ended December 31, 2009 the Company had five significant customers, which accounted for 15%, 13%, 10%, 10% and 10%, respectively, of lease revenue. For the year ended December 31, 2008 the Company had five significant customers, which accounted for 17%, 15%, 11%, 11% and 10%, respectively, of lease revenue.

At December 31, 2009, the Company had significant receivables from four lessees, which accounted for 23%, 20%, 12% and 11%, respectively, of the Company’s total receivables.  During 2009, the Company agreed to payment deferrals with several of its lessees.  At December 31, 2009, the total deferral balance, including accrued interest, was approximately $1,782,000.  At December 31, 2008, the Company had significant receivables from three lessees, which accounted for 40%, 14% and 10%, respectively, of the Company’s total receivables.

As of December 31, 2009, minimum future operating lease revenue payments receivable under noncancelable leases were as follows:

Years ending

2010	$21,767,400
2011	10,088,100
2012	3,803,600
2013	942,300
2014	225,100
$36,826,500

AeroCentury Corp.
Notes to Consolidated Financial Statements
December 31, 2009

6.Notes Payable and Accrued Interest

At December 31, 2009 and 2008, the Company’s notes payable and accrued interest consisted of the following:

	December 31, 2009	December 31, 2008

Credit Facility principal	$53,500,000	$58,096,000
Credit Facility accrued interest	40,000	39,500
Subordinated Notes principal	9,462,000	14,000,000
Subordinated Notes discount	(485,800)	(1,166,500)
Special purpose financing principal and accrued interest	-	748,700
Swap valuation and accrued interest	65,500	693,600
	$62,581,700	$72,411,300

    (a)Credit Facility

The Company’s Credit Facility, which is collateralized by all of the assets of AeroCentury Corp., expires on March 31, 2010.  The aggregate amount of borrowings permitted under the Credit Facility is $80 million.  During 2009, the Company borrowed $8,000,000 and repaid $12,596,000 of the outstanding principal.  As of December 31, 2009, the Company was in compliance with all covenants under the Credit Facility agreement, $53,500,000 in principal amount was outstanding, interest of $40,000 was accrued, and there was $26,500,000 in borrowing capacity remaining. As of December 31, 2008, the Company was in compliance with all covenants under the Credit Facility agreement, $58,096,000 in principal amount was outstanding, interest of $39,500 was accrued, and there was $21,904,000 in borrowing capacity remaining.  Under the terms of the Credit Facility, the Company pays a commitment fee based upon the applicable commitment fee rate on the unused portion of the Credit Facility.  Commitment fees are expensed as incurred and paid quarterly in arrears.  The weighted average interest rate at December 31, 2009 and 2008 was 3.06% and 3.42%, respectively.

As discussed in Note 11, in March 2010, the Company received commitments from a new agent bank, as well as other participants, for a new two-year credit facility.

    (b)Derivative instrument

In December 2007, the Company entered into a two-year interest rate swap (the “Swap”) with a notional amount of $20 million, under which it committed to make or receive a net settlement for the difference in interest receivable computed monthly on the basis of 30-day LIBOR and interest payable monthly on the basis of a fixed rate of 4.04% per annum.   The Company entered into the Swap with the objective of economically converting a portion of its floating rate debt into a fixed rate for the term of the Swap, thereby reducing the volatility of cash flow associated with its debt obligations.

AeroCentury Corp.
Notes to Consolidated Financial Statements
December 31, 2009

6.Notes Payable and Accrued Interest (continued)

    (b)Derivative instrument (continued)

At December 31, 2008, the Company recorded the fair value of the Swap of $645,800, as a liability on its consolidated balance sheet as a component of notes payable and accrued interest.  The Swap expired on December 31, 2009 and, therefore, had no value as of that date.  Gains and losses on the Swap were recorded as a component of interest expense.  The Company recorded a gain on the Swap of $645,800 and a loss on the Swap of $495,800 for the years ended December 31, 2009 and 2008, respectively.  The Company also recognized additional interest expense on the net settlement of the Swap of $748,600 and $232,900 in 2009 and 2008, respectively.

For GAAP purposes, fair value measurements can be made using several valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). GAAP utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:  Inputs, other than quoted prices, that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

The Swap agreement effectively converted $20 million of the Company’s short-term variable rate debt to a fixed rate.  Under this agreement, the Company paid a fixed rate and received a variable rate of LIBOR.  The fair value of this interest rate derivative was based on quoted prices for similar instruments from a commercial bank and, therefore, the interest rate derivative was considered a Level 2 input.

Fair Value of Debt Instruments Not Designated as a Hedging Activity

		Liability derivative
		December 31,
		2009	2008
Interest rate contract (Swap)	Notes payable	$ -	$645,800

Effect of Derivative Instrument on Consolidated Statements of Operations

		Amount of (gain)/loss recognized
		For the Years Ended December 31,
		2009	2008
Interest rate contract (Swap)	Interest expense	($645,800)	$495,800

AeroCentury Corp.
Notes to Consolidated Financial Statements
December 31, 2009

6.Notes Payable and Accrued Interest (continued)

    (c)Senior unsecured subordinated debt

In April 2007, the Company entered into a securities purchase agreement (the “Subordinated Notes Agreement”), whereby the Company would issue 16% senior unsecured subordinated notes ("Subordinated Notes"), with an aggregate principal amount of $28 million to certain note purchasers.   The Subordinated Notes were to be issued at 99% of the face amount and are due December 30, 2011.  Principal payments which fully amortize the balance of the Subordinated Notes are due beginning April 30, 2009 through December 30, 2011 in amounts necessary to cause (i) the balance of the Subordinated Notes and (ii) the ratio of total outstanding debt under the Credit Facility and Subordinated Notes compared to the discounted portfolio value to not exceed amounts specified in the Subordinated Notes Agreement.

The holders of Subordinated Notes also were issued warrants to purchase up to 171,473 shares of the Company's common stock at an exercise price of $8.75 per share.  The warrants are exercisable for a four-year period after the earliest of (i) a change of control, or (ii) the final maturity of the related Subordinated Notes, which is December 30, 2011.  Pursuant to an investors rights agreement, the warrants are subject to registration rights that require the Company to use commercially reasonable efforts to register the shares issued upon exercise of the warrants on a registration statement filed with the SEC.

In July 2008, the Company and the holders of Subordinated Notes agreed to amend the Subordinated Notes Agreement to reduce the maximum amount of Subordinated Notes to be issued from $28 million to $14 million and to reduce the number of shares of the Company’s common stock issuable upon exercise of the warrants issued from 171,473 to 81,224.  The estimated fair value of the warrants cancelled was $597,500 and was recorded as a reduction to paid-in capital and debt discount.  The amendment also provided for the refund to the Company of certain fees paid at the initial closing of the Subordinated Notes Agreement, as well as a portion of the unused commitment fees paid June 30, 2008, and revised certain prepayment provisions of the Subordinated Notes Agreement.  The amendment was accounted for as a debt modification.  The net proceeds from the $4,000,000 of Subordinated Notes that were issued pursuant to the amendment were used to repay a portion of the Company’s Credit Facility debt.

As of December 31, 2009, the carrying amount of the Subordinated Notes was approximately $8,976,200 (outstanding principal amount of $9,462,000 less unamortized debt discount of approximately $485,800) and accrued interest payable was $0.  As of December 31, 2008, the carrying amount of the Subordinated Notes was approximately $12,833,500 (outstanding principal amount of $14,000,000 less unamortized debt discount of approximately $1,166,500) and accrued interest payable was $0.  The Company was in compliance with all covenants under the Subordinated Notes Agreement as of December 31, 2009 and 2008.

    (d)Special purpose financing

At December 31, 2008, AeroCentury VI LLC owned a Dash-8-100 aircraft, which was financed using a non-recourse note from a bank separate from the Company’s Credit Facility.  The principal amount owed under the note at December 31, 2008 was $748,000 and interest of $700 was accrued. As of December 31, 2008, the Company was in compliance with all covenants of this note obligation.  In March 2009, the Company repaid the outstanding principal of $646,800 owed by the subsidiary under its special purpose financing and paid a prepayment penalty of $1,300.  At the same time, the Company transferred ownership of the aircraft that served as collateral for the financing from AeroCentury VI LLC to AeroCentury Corp., whereupon the aircraft became eligible as collateral under the Credit Facility.  AeroCentury VI LLC was dissolved in September 2009.

AeroCentury Corp.
Notes to Consolidated Financial Statements
December 31, 2009

6.Notes Payable and Accrued Interest (continued)

(e)Future maturities of notes payable

As of December 31, 2009, principal payments due under the Company’s Credit Facility, Subordinated Notes and special purpose financing were as follows:

Years ending

2010	$60,618,500
2011	2,343,500
2012	-
2013 and thereafter	-
$62,962,000

7.Stockholder Rights Plan

In December 2009, the Company’s Board of Directors adopted a stockholder rights plan granting a dividend of one stock purchase right for each share of the Company’s common stock outstanding as of December 18, 2009 and the Company entered into a rights agreement dated December 1, 2009 in connection therewith. The rights become exercisable only upon the occurrence of certain events specified in the rights agreement, including the acquisition of 15% of the Company’s outstanding common stock by a person or group in certain circumstances.  Each right will allow the holder, other than an “acquiring person,” to purchase one one-hundredth of a share (a unit) of Series A Preferred Stock at an initial purchase price of $97.00 under circumstances described in the rights agreement. The purchase price, the number of units of preferred stock and the type of securities issuable upon exercise of the rights are subject to adjustment. The rights will expire at the close of business December 1, 2019 unless earlier redeemed or exchanged. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including the right to vote or to receive dividends.

8. Income Taxes

The items comprising income tax expense are as follows:
	For the Years Ended December 31,
	2009	2008
Current tax provision:
Federal	$100	$-
State	9,700	1,400
Foreign	167,500	315,200
Current tax provision	177,300	316,600

Deferred tax provision:
Federal	2,771,200	1,505,500
State	47,100	14,900
Deferred tax provision	2,818,300	1,520,400
Total income tax provision	$2,995,600	$1,837,000

AeroCentury Corp.
Notes to Consolidated Financial Statements
December 31, 2009

8. Income Taxes (continued)

Total income tax expense differs from the amount that would be provided by applying the statutory federal income tax rate to pretax earnings as illustrated below:

	For the Years Ended December 31,
	2009	2008

Income tax provision at statutory federal income tax rate	$2,942,000	$1,744,200
State tax provision, net of federal benefit	34,200	17,500
Tax expense from valuation of stock warrants (a)	-	93,000
Other	19,400	(17,700)

Total income tax provision	$2,995,600	$1,837,000

(a) In 2008, the Company recognized a tax expense resulting from a difference between GAAP and tax rules for the valuation of warrants issued in connection with the Company’s issuance of Subordinated Notes and capitalized as a discount to the Subordinated Notes.

Temporary differences and carry-forwards that give rise to a significant portion of deferred tax assets and liabilities as of December 31, 2009 and 2008 were as follows:

	December 31,
	2009	2008
Deferred tax assets:
Prior year tax losses	$-	$673,900
Prepaid rent	385,000	366,700
Maintenance	-	5,800
Derivative	-	221,700
Foreign tax credit carryover	1,029,200	1,006,800
Prior year minimum tax credit	100,800	100,800
Bad debt allowance and other	162,000	200
Deferred tax assets	$1,677,000	$2,375,900
Deferred tax liabilities:
Accumulated depreciation on aircraft and aircraft engines	(13,606,600)	(11,405,600)
Subordinated Notes loan fees and discount	(58,100)	(139,700)
Net deferred tax liabilities	$(11,987,700)	$(9,169,400)

The foreign tax credit carryover will be available to offset federal tax expense in the first preceding tax year and in future years.  The foreign tax credit carryover expires beginning in 2013 and extends through 2019.  The minimum tax credit will be available to offset federal tax expense in excess of the alternative minimum tax in future years and does not expire.

No valuation allowance was deemed necessary at December 31, 2009 and 2008, as the Company has concluded that, based on an assessment of all available evidence, it is more likely than not that future taxable income will be sufficient to realize the tax benefits of all the deferred tax assets on the consolidated balance sheets.

AeroCentury Corp.
Notes to Consolidated Financial Statements
December 31, 2009

8. Income Taxes (continued)

At December 31, 2009 and December 31, 2008, the Company had no material unrecognized tax positions.

The Company accounts for interest related to uncertain tax positions as interest expense, and for income tax penalties as tax expense.

All of the Company's tax years remain open to examination other than as barred in the various jurisdictions by statutes of limitation.

9.Computation of Earnings Per Share

Basic and diluted earnings per share are calculated as follows:

	For the Years Ended December 31,
	2009	2008

Net income	$5,657,400	$3,292,900

Weighted average shares outstanding for the period	1,543,257	1,543,257
Dilutive effect of warrants	19,850	42,017
Weighted average diluted shares outstanding	1,563,107	1,585,274

Basic earnings per share	$3.67	$2.13
Diluted earnings per share	$3.62	$2.08

Basic earnings per common share is computed using net income and the weighted average number of common shares outstanding during the period.  Diluted earnings per common share is computed using net income and the weighted average number of common shares outstanding, assuming dilution.  Weighted average common shares outstanding, assuming dilution, includes potentially dilutive common shares outstanding during the period. Potentially dilutive common shares include the assumed exercise of warrants using the treasury stock method.

10. Related Party Transactions

The Company’s portfolio of leased aircraft assets is managed and administered under the terms of a management agreement with JetFleet Management Corp. (“JMC”), which is an integrated aircraft management, marketing and financing business and a subsidiary of JetFleet Holding Corp. ("JHC").  Certain officers of the Company are also officers of JHC and JMC and hold significant ownership positions in both JHC and the Company. Under the Management Agreement, JMC receives a monthly management fee based on the net asset value of the assets under management. JMC also receives an acquisition fee for locating assets for the Company, provided that the aggregate purchase price, including chargeable acquisition costs and any acquisition fee, does not exceed the fair market value of the asset based on appraisal, and may receive a remarketing fee in connection with the sale or re-lease of the Company’s assets. The Company recorded management fees of $3,680,600 and $3,676,800 during 2009 and 2008, respectively. The Company paid acquisition fees totaling $388,000 and $437,000 to JMC during 2009 and 2008, respectively, which are included in the cost basis of the aircraft purchased.  No remarketing fees were paid to JMC during 2009 or 2008.

AeroCentury Corp.
Notes to Consolidated Financial Statements
December 31, 2009

11.Subsequent Events

In January 2010, the Company received notice from a lessee that one of the Company’s Dash-8-100 aircraft had sustained significant damage in January.   The insurer deemed the aircraft a total loss, and the Company is awaiting insurance proceeds, which will be used to acquire a replacement aircraft.  The Company expects that the insurance proceeds will be in excess of the net book value of the aircraft.

In February 2010, the lessee of three Fokker 50 aircraft, which had lease expiration dates in 2009, returned two of the aircraft to the Company.  The lease for the third aircraft has been extended for two years.

In February 2010, the lessee for two of the Company’s Fokker 50 aircraft with leases which were to expire on March 1, 2010 declared bankruptcy, and the Company took possession of the aircraft.  The Company is investigating its rights related to the cash security deposits and letter of credit held by the Company.

In February 2010, the Company agreed with the lessee of two of the Company’s Fokker 50 aircraft to defer a portion of the rent and maintenance reserves due in February, March and April 2010, with all deferred amounts, including previously-deferred rent and maintenance reserves, to be paid in April 2010.

In March 2010, the Company agreed to defer $600,000 of the rent and maintenance reserves due in January and February 2010 from the lessee of two of the company’s Fokker 100 aircraft.  The deferred amounts are to be paid in monthly installments from June through December 2010.

In March 2010, the Company agreed with the lessee of three of the Company’s Fokker 100 aircraft to apply a portion of the lessee’s security deposits to rent that was due in January 2010 and to defer an additional $330,000 of rent due in February 2010, to be paid in two monthly installments in March and April 2010.  The deferral agreement requires that the lessee restore the security deposits to their full amounts no later than May 1, 2010.

In March 2010, a Fokker 50, for which a three-year lease was signed in December, was delivered to the lessee.

In March 2010, the Company and a regional carrier in Argentina signed a term sheet for a 39-month lease of the Company’s two Saab 340A aircraft.  Delivery of the aircraft is expected to occur in May 2010.

In March 2010, the Company received commitments totaling $62.5 million from a new agent bank, as well as other participants, for a new two-year credit facility, which has a maximum of $110 million. The commitment of one bank, for $7.5 million, is conditioned upon the Company and the other participants reaching agreement regarding some proposed changes to the provisions proposed by the agent bank. The Company is negotiating the revised provisions.  The Company anticipates that it will complete the agreements for the new credit facility no later than March 31, 2010, when the current Credit Facility expires.

Item 9.Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

Item 9A(T).Controls and Procedures.

CEO and CFO Certifications. Attached as exhibits to this Annual Report on Form 10-K (the “Report”) are certifications of the Company’s Chief Executive Officer (the “CEO”) and the Company’s Chief Financial Officer (the “CFO”), which are required pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (the “Section 302 Certifications”). This section of the Report includes information concerning the evaluation of disclosure controls and procedures referred to in the Section 302 Certifications and this should be read in conjunction with the Section 302 Certifications for a more complete understanding of the topics presented.

Evaluation of the Company’s Disclosure Controls and Procedures. Disclosure controls and procedures (“Disclosure Controls”) are controls and other procedures that are designed to ensure that information required to be disclosed in the Company’s reports filed under the Securities Exchange Act of 1934 (the “Exchange Act”), such as this Report, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission (“SEC”) and that such information is accumulated and communicated to the Company’s management, including the CEO and CFO, as appropriate, to allow timely decisions regarding required disclosure.

The Company’s management, with the participation of the CEO and CFO, evaluated the effectiveness of the design and operation of the Company’s Disclosure Controls and concluded that the Company’s Disclosure Controls were effective as of December 31, 2009.

Management’s Annual Report on the Company’s Internal Control Over Financial Reporting. Internal control over financial reporting (“Internal Control”) is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.  The Company’s management is responsible for establishing and maintaining adequate Internal Control. Management evaluated the Company’s Internal Control based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework and concluded that the Company’s Internal Control was effective as of December 31, 2009.

This Report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting.  Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this Report.

Changes in Internal Control Over Financial Reporting.  No change in Internal Control occurred during the fiscal quarter ended December 31, 2009 that has materially affected, or is reasonably likely to materially affect, the Company’s Internal Control.

Item 9B.Other Information.

None.

PART III

Item 10.Directors, Executive Officers and Corporate Governance.

The information required by this item is included under (i) “Proposal 1: Election of Directors” as it relates to members of the Company’s Board of Directors, including the Company’s Audit Committee and the Company’s Audit Committee financial experts, any changes to procedures by which security holders may recommend nominees to the Company’s Board of Directors, (ii) “Information Regarding the Company’s Directors and Officers” as it relates to the Company’s executive officers, and (iii) “Section 16(a) Beneficial Ownership Reporting Compliance” as it relates to information concerning Section 16(a) beneficial ownership reporting compliance, in the Company’s definitive proxy statement (“Proxy Statement”), to be filed in connection with the Company’s 2010 Annual Meeting of Stockholders, and is incorporated herein by reference.

The Company has adopted a code of business conduct and ethics, or code of conduct.  The code of conduct qualifies as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. A copy of the code of conduct is available on the Company’s website at www.aerocentury.com or upon written request to the Investor Relations Department, 1440 Chapin Avenue, Suite 310, Burlingame, California 94010.  To the extent required by law, any amendments to, or waivers from, any provision of the code will be promptly disclosed publicly. To the extent permitted by such requirements, the Company intends to make such public disclosure on its website in accordance with SEC rules.

Item 11.  Executive Compensation.

Incorporated by reference to the section of the Proxy Statement entitled “Information Regarding the Company’s Directors and Officers — Employee Compensation.”

Item 12.Security Ownership of Certain Beneficial Owners and Management and
Related Stockholder Matters.

Incorporated by reference to the section of the Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

Item 13.Certain Relationships and Related Transactions, and Director Independence.

Incorporated by reference to the section of the Proxy Statement entitled “Related Party Transactions.”

Item 14.Principal Accountant Fees and Services.

Incorporated by reference to the section of the Proxy Statement entitled “Information Regarding Auditors – Audit Fees.”

PART IV

Item 15.Exhibits.

(a)Exhibits

3.1	Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.08 to the registration statement on Form S-4/A filed with the Securities and Exchange Commission on July 24, 1997
3.2
Form of Certificate of Amendment of Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.07 to the registration statement on Form S-4/A filed with the Securities and Exchange Commission on June 10, 1997

3.3
Amended and Restated Bylaws of the Company dated January 22, 1999, incorporated by reference to Exhibit 3.1 to the Report on Form 10-KSB for the fiscal year ended December 31, 1998 filed with the Securities and Exchange Commission on March 22, 1999

3.4
Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated May 6, 2008, incorporated by reference to Exhibit 99.1 to the Report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2008

3.5	Amendment to Bylaws, dated January 30, 2009, incorporated by reference to Exhibit 3.1 to the Report on Form 8-K filed with the Securities and Exchange Commission on February 3, 2009
3.6
Amended and Restated Certificate of Designation of the Company dated December 1, 2009, incorporated by reference to Exhibit 3.1 to the Report on Form 8-K filed with the Securities Exchange Commission on December 7, 2009

4.1	Reference is made to Exhibit 3.6
4.2
Rights Agreement by and between the Company and Continental Stock Transfer & Trust Company dated December 1, 2009, incorporated by reference to Exhibit 4.1 to the Report on Form 8-K filed with the Securities Exchange Commission on December 7, 2009

10.1
Form of Indemnification Agreement between the Company and each of its directors and officers, incorporated by reference to Exhibit 10.03 to the Report on Form 10-KSB for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission on March 31, 1998

10.2
Amended and Restated Management Agreement, dated April 23, 1998, between the Company and JetFleet Management Corp., incorporated by reference to Exhibit 10.5 to the Report on Form 10-KSB for the fiscal year ended December 31, 1999 filed with the Securities and Exchange Commission on March 10, 2000

10.3
Aircraft Sale and Purchase Agreement with Denim Air Lease & Finance B.V. incorporated by reference to Exhibit 10.1 to the Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2005

10.4	Aircraft Sale and Purchase Agreement with VLM Airlines, N.V. incorporated by reference to Exhibit 10.2 to the Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2005
10.5
Securities Purchase Agreement between Satellite Fund II, LP, Satellite Fund IV, LP, The Apogee Group LLC, and Satellite Fund V, LLC (collectively the "Subordinated Lenders") and the Company, incorporated by reference to Exhibit 10.1 to the Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007

10.6	Form of Warrant issued to the Subordinated Lenders incorporated by reference to Exhibit 10.2 to the Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007
10.7
Investors Rights Agreement between the Company and the Subordinated Lenders incorporated by reference to Exhibit 10.3 to the Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007

10.8
Second Amended and Restated Credit Agreement between the Company, National City Bank, as agent, and National City Bank, California Bank & Trust, Bridge Bank, National Association, and First Bank dba First Bank & Trust, as lenders, dated April 17, 2007, incorporated by reference to Exhibit 10.4 to the Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007

10.9
Amendment to Securities Purchase Agreement between the Subordinated Lenders and the Company, incorporated by reference to Exhibit 99 to the Report on Form 8-K filed with the Securities and Exchange Commission on June 19, 2008

10.10
Second Amendment to Securities Purchase Agreement between the Subordinated Lenders and the Company, incorporated by reference to Exhibit 10.1 to the Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2008

10.11
Form of Amended and Restated Warrant issued to the Subordinated Lenders incorporated by reference to Exhibit 10.4 to the Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2008

31.1	Certification of Neal D. Crispin, Chief Executive Officer of AeroCentury Corp., dated March 15, 2010, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Toni M. Perazzo, Chief Financial Officer of AeroCentury Corp., dated March 15, 2010, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of Neal D. Crispin, Chief Executive Officer of AeroCentury Corp., dated March 15, 2010, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Toni M. Perazzo, Chief Financial Officer of AeroCentury Corp., dated March 15, 2010, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AEROCENTURY CORP.
By/s/ Toni M. Perazzo
Toni M. Perazzo
Senior Vice President-Finance and
Chief Financial Officer

DateMarch 15, 2010

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neal D. Crispin and Toni M. Perazzo, and each of them, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Report on Form 10-K and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on March 15, 2010.

Signature	Title	Dated

/s/ Neal D. Crispin	Director, President and Chairman of the Board of	March 15, 2010
Neal D. Crispin	Directors of the Registrant (Principal Executive Officer)

/s/ Toni M. Perazzo	Director, Senior Vice President-Finance and Secretary of the	March 15, 2010
Toni M. Perazzo	Registrant (Principal Financial and Accounting Officer)

/s/ Roy E. Hahn	Director	March 15, 2010
Roy E. Hahn

/s/ Thomas W. Orr	Director	March 15, 2010
Thomas W. Orr

/s/ Evan M. Wallach	Director	March 15, 2010
Evan M. Wallach

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Officers and Directors
Neal D. Crispin
President and Chairman of the Board

Toni M. Perazzo
Director, Chief Financial Officer, Secretary, and
Senior Vice President – Finance

Christopher B. Tigno
General Counsel

Roy E. Hahn
Director and
Managing Director of Marbridge Group, LLC

Thomas W. Orr
Director and
Accounting Consultant

Evan M. Wallach
Director and
Managing Director, Aviation/Transportation Markets of Jefferies & Co.

Transfer Agent and Registrar
Continental Stock Transfer and Trust Company
17 Battery Place, 8th Floor
New York, NY 10004

Legal Counsel
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304

Registered Independent Public Accountants
BDO Seidman, LLP
One Market - Spear Tower, Suite 1100
San Francisco, CA 94105

Corporate Headquarters
AeroCentury Corp.
1440 Chapin Ave., Suite 310
Burlingame, CA 94010

Annual Meeting
The Annual Meeting of Stockholders will be held at:
The Hiller Aviation Museum
601 Skyway Road
San Carlos, CA, on April 29, 2010 at 6:00 P.M.

Form 10-K
The Company’s Annual Report on Form 10-K
for 2009 may be obtained by writing:
AeroCentury Corp.
1440 Chapin Ave., Suite 310
Burlingame, CA 94010

Stock Price and Shareholder Data
The Company’s common stock is traded on
the NYSE Amex exchange under
the symbol ACY.

[OUTSIDE BACK COVER]

AeroCentury Corp.
1440 Chapin Ave., Suite 310
Burlingame, CA94010
650-340-1888
Fax: 650-696-3929
www.aerocentury.com